     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE __, 1999,

                           REGISTRATION NO. 333-71949.

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549
                                 AMENDMENT NO. 3
                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             YOUNETWORK CORPORATION
                 (Name of Small Business Issuer in its charter)

        DELAWARE                                   7380                                                13-399035
(State of Jurisdiction)    (Primary Standard Industrial Classification Code Number)        (I.R.S. Employee Identification No.)

                            NEW YORK, NEW YORK 10010
                                  212-576-2030
              (Address and telephone number of principal executive
                    offices and principal place of business)

                            KYLE S. TAYLOR, PRESIDENT
                             YOUNETWORK CORPORATION
                         220 EAST 23RD STREET, SUITE 607
                            NEW YORK, NEW YORK 10010
                                 (212) 576 2030

            (Name, address and telephone number of agent for service)

                        Copies of all communications to:

                   SILVERMAN, COLLURA, CHERNIS & BALZANO, P.C.
                               GARY W. MAIR, ESQ.
                        381 PARK AVENUE SOUTH, SUITE 1601
                            NEW YORK, NEW YORK 10016
                                 (212) 779-8600

         APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration Statement.

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of he earlier effective registration statement for the same offering. [ ]
                                                   ----------------------------

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                     ------------------------------------------

         If this form is a post-effective registration statement filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                 ------------------------------

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                              PROPOSED MAXIMUM     PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES TO    AMOUNT TO BE          OFFERING PRICE PER   AGGREGATE OFFERING       AMOUNT OF
REGISTERED                             BE REGISTERED          SHARES(1)            PRICE(1)               REGISTRATION FEE
-------------------------------------  -------------          ------------------   ------------------     ------------------
class A common stock, .0001 par value
per share                               1,000,000                  $0.00                $0.00                   $0.00


class B common stock, .0001 par value
per share                               1,000,000                  $1.00           $1,000,000                 $280.00
                                        =========                  =====           ==========                 -------
Total                                   2,000,000                                  $1,000,000                 $280.00
                                        =========                                                             -------



(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to 457(o).

                             YOUNETWORK CORPORATION
                              CROSS-REFERENCE SHEET
                             PURSUANT TO ITEM 501(B)
                  SHOWING LOCATION IN PROSPECTUS OF INFORMATION
                         REQUIRED BY ITEMS OF FORM SB-2

           REGISTRATION STATEMENT ITEM                                CAPTION IN PROSPECTUS
 1.        Front of registration Statement and                        Facing Page; Cross-Reference Sheet;
           Outside Front Cover of prospectus                          prospectus Cover Page

 2.        Inside Front and Outside Back Cover                        prospectus Cover Page; prospectus
           Pages of prospectus                                        Back Cover Page

 3.        Summary Information and Risk Factors                       prospectus Summary; YouNetwork
                                                                      Corporation; Risk Factors

 4.        Use of Proceeds                                            Not Applicable

 5.        Determination of offering Price                            Risk Factors; shares Eligible For Future
                                                                      Sale

 6.        Dilution                                                   Dilution and Other Comparative
                                                                      Data

 7.        Selling Security holders                                   Not Applicable

 8.        Legal Proceedings                                          Not Applicable

 9.        Plan of Distribution                                       Plan of Distribution

10.        Directors, Executive Officers, Promoters                   Management; Principal Stockholders
           and Control Persons

11.        Security Ownership of Certain Beneficial                   Principal Stockholders
           Owners and Management

12.        Description of securities                                  Description of securities

13.        Interest of Named Experts and Counsel                      Legal Matters; Experts

14.        Disclosure of Commission Position on                       Description of securities
           Indemnification for Securities Act
           Liabilities

15.        Organization Within One Year                               prospectus Summary; Risk Factors;
                                                                      Business; Certain Transactions

16.        Description of Business                                    Business

17.        Management's Discussion and Analysis                       Management's Discussion and
                                                                      Analysis

18.        Description of Property                                    Business

19.        Certain Relations and Related                              Certain Transactions
           Transactions

20.        Market for Common Equity and Related                       Outside Front Cover Of prospectus;
           Stockholder Matters                                        Description of securities; Risk Factors

21.        Executive Compensation                                     Management

22.        Financial Statements                                       Financial Statements

23.        Changes in and Disagreements With                          Not applicable
           Accountants on Accounting and Financial
           Disclosure

                   SUBJECT TO COMPLETION, DATED JUNE __ , 1999

                    1,000,000 SHARES OF CLASS A COMMON STOCK
                  AND 1,000,000 SHARES OF CLASS B COMMON STOCK

                             YOUNETWORK CORPORATION

         YouNetwork Corporation, a Delaware corporation is hereby offering 1,000,000 shares of class A common stock, par value $.0001 per share, and 1,000,000 shares of class B common stock, par value $.0001. The securities are being distributed by us to our new members of our online consumer network.

         We urge you to read the risk factors beginning on page 8, along with this prospectus before you make your investment decision.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         We will not receive proceeds from the sale of our class A or class B shares. One class A share will be offered to each of our first 250,000 new members at no cost. The remaining 750,000 class A shares will be distributed to members' based on net value. Class B shares may only be purchased with a rebate balance. We will receive an indirect economic benefit from the sale of our class B shares to the extent that our obligation to pay rebate dollars to our members will be reduced.

                                                        Per class A                   Per class B
                                                           share         Total           share          Total
                                                        -----------      -----        -----------       -----
Initial public offering price........................      $0.00         $0.00           $1.00          $1.00
Proceeds.............................................      $0.00         $0.00           $0.00          $0.00


         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED, WE MAY NOT DISTRIBUTE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                       PROSPECTUS DATED ________ __, 1999

                               PROSPECTUS SUMMARY

         You should carefully read the entire prospectus, including the "Risk Factors" section and the financial statements and related notes.


                             YOUNETWORK CORPORATION

         YouNetwork, a Delaware Corporation, is a development stage company which is poised to launch a unique and novel online consumer network. By combining the virtues of cooperative marketing with incentives designed to reward a member's purchasing influence, our consumer network will seek to develop a sizeable membership base (without entry fees), and to distinguish itself from the emerging wave of direct Internet marketing companies which are seeking to tap the rapidly developing market for Internet commerce.

         We have developed proprietary tracking technology, which will be utilized to track the referrals of our members, and to pay rebates to a member based on purchases and referrals made by member and a referred member. Each member of our consumer network may sponsor an individual for membership in our consumer network by sending an e-mail invitation or providing a sponsor code to a member referred individual.

         Unless otherwise indicated, all information included in this prospectus has been adjusted to reflect the recapitalization and exchange of each share of common stock of our Predecessor, YouNetwork Corp., a New York corporation for 330,000 shares of our class C common stock.

         This prospectus contains product names, trade names and trademarks of other organizations, which are the property of their respective owners. We were incorporated in the State of New York on January 14, 1998, and subsequently merged into YouNetwork Corporation, a Delaware corporation, on February 3, 1999. Our principal executive offices are located at 220 East 23rd Street, Suite 607 New York, New York 10010, and our telephone number at this address is (212) 576-2030. We maintain a website at www.YouNetwork.com. The website is currently under development and will be operational before this offering is made to our members. Nothing contained on such website should be construed as a part of this prospectus.

         This prospectus includes statistical data regarding the Internet industry. Such data is taken or derived from information published by sources including Jupiter Research, Visa International Studies and Ziff-Davis Marketing Intelligence. Although we believe that the data is generally indicative of the matters reflected therein, the data may be imprecise and investors are cautioned not to place undue reliance on it.

         This is neither a solicitation to buy nor an offer to sell to persons in the following jurisdictions: Alaska, South Carolina, Florida and West Virginia, and no purchase of these securities by persons in these jurisdictions is authorized.

                                  THE OFFERING

  Securities offered...............................   1,000,000 shares of  class A common stock and
                                                      1,000,000 shares of class B common stock. We are
                                                      distributing the first 250,000 class A shares to the
                                                      first 250,000 new members of our consumer network at no
                                                      cost, our remaining 750,000 class A shares will be
                                                      distributed to members based on net value. Our class B
                                                      shares are  offered to our members at a price of $1.00 per share. Class B shares may only be paid with rebate dollars accumulated by our members.

Shares of common stock
  outstanding before offering......................   41,159,452

Shares of common stock
    outstanding after offering.....................   43,159,452


                          SUMMARY FINANCIAL INFORMATION

         You should read the summary financial information presented below as of December 31, 1998, and for the period from inception (January 14, 1998), to December 31, 1998. The summary financial information was derived from our audited financial statements appearing elsewhere in this prospectus. The financial information for the three months ended March 31, 1999, was derived from our unaudited financial statements. In the opinion of management the financial information for the three months ended March 31, 1999, contain all adjustments, consisting only of normal recurring accruals necessary for the fair presentation of the results of operations and financial position for such period. You should read this summary financial information in conjunction with our plan of operation, financial statements and related notes to the financial statements, each appearing elsewhere in this prospectus.

         On February 3, 1999, YouNetwork Corp., a New York corporation merged into us, YouNetwork, a Delaware corporation. All shareholders of the New York corporation exchanged their shares of common stock for our shares of class C common stock, $.0001 par value per share, on a basis of 330,000 shares of our class C common stock Class for each outstanding share of the New York Corporation. The reason for the merger was to take advantage of the laws of the State of Delaware.


OPERATING STATEMENT INFORMATION:

                                                                               INCEPTION            FOR THE THREE
                                                                            (JANUARY 14, 1998)       MONTH  ENDED
                                                                             DECEMBER 31, 1999      MARCH 31, 1999
                                                                             -----------------      --------------
Revenues.....................................................................   $        --           $      --
Expenses.....................................................................      (160,848)             (89,626)

Operating Loss...............................................................      (160,848)             (89,626)
Interest Expense.............................................................        (1,975)              (1,063)

Net Loss During The Development Stage........................................   $  (162,823)             (90,689)

Net Loss Per Common Share, Basic And Diluted.................................   $      (.01)(1)
Weighted Average Of Common Shares Outstanding
     Basic And Diluted.......................................................    24,916,434 (1)        34,993,89

BALANCE SHEET INFORMATION:                                                   DECEMBER 31, 1998      MARCH 31, 1999
                                                                             -----------------      --------------
Cash.........................................................................   $   178,068           $  355,902
Working Capital Deficit......................................................       (57,363)              86,442
Total Assets.................................................................       299,034              712,959
Capital Lease Obligations, Excluding Current Portion.........................        25,554               21,808
Stockholders' Equity.........................................................        37,377              409,688


(1)  Amounts retroactively adjusted to reflect the merger on February 3, 1999.

                                  RISK FACTORS

         The securities offered in this prospectus are highly speculative in nature and involve a high degree of risk. You should consider very carefully certain risks and speculative factors inherent in and affecting our business prior to the purchase of any of our securities offered to you in this prospectus, as well as all of the other matters set forth elsewhere in this prospectus.

WE HAVE NO OPERATING HISTORY FOR YOU TO JUDGE OUR PROSPECTS.

       We were incorporated on January 14, 1998, under the name YouNetwork Corp., a New York corporation. Pursuant to a merger effective February 3, 1999, the New York Corporation merged into us. The purpose of the merger is to take advantage of the laws of the state of Delaware. We have not yet generated any revenue. We have devoted all our efforts to various organizational activities, including our effort to build out our website and to develop our proprietary tracking technology. As a result, we have no operating history upon which you can evaluate us. Our business must be considered in light of the risks, expenses and problems frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets such as online commerce and the Internet

         To address these risks we must, among other things, develop, maintain and increase our membership base, continue to develop and upgrade our technology, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance we will be successful in addressing such risks, and any failure to do so could have a material adverse effect on our business, results of operations and financial condition.

OUR CURRENT AND ANTICIPATED FUTURE LOSSES.

         As of March 31, 1999, we had an accumulated deficit of $253,512, and we anticipate that we will incur net losses for the foreseeable future. The extent of these losses will be dependent, in part, on our ability to attract and build a membership base, to generate sales, and to offer products and services at competitive prices. We expect our operating expenses to increase, especially in the areas of sales and marketing and brand promotion, and, as a result, we will need to commence operations and generate revenue if profitability is to be achieved. Although we intend to develop our marketing of products and services, no assurance can be given that we will be able to achieve these objectives or that, if these objectives are achieved, we will ever be profitable.

         To the extent that our net revenue does not grow at anticipated rates, or that increases in operating expenses are not followed by commensurate increases in net revenue, or that we are unable to adjust operating expense levels accordingly, our business, results of operations and financial condition will be materially and adversely affected. There can be no assurance that our operating losses will not increase in the future or that we will ever achieve or sustain profitability. The establishment of our operations is contingent upon our success in establishing markets for our products and services and achieving profitable operations.

UNPREDICTABILITY OF OUR FUTURE NET REVENUE.

         We have not generated any revenue to date and will not generate any revenue until we commence sales of products and services to persons who become members of our consumer network. We believe that once we commence our marketing operations, future operating results may fluctuate significantly as a result of a variety of factors, many of which are outside of our control. These factors include demand for the products and services we sell through the consumer network, consumers' acceptance of electronic commerce and, in particular, direct e-mail marketing as a medium for the purchase of goods and services, the level of traffic on our website, the amount and timing of capital expenditures and other costs relating to the expansion of our operations, the introduction of new or enhanced services by us or our competitors, the availability of desirable products and services for sale through our website, the loss of a key vendor contract or relationship, technical difficulties with our website, general economic conditions, and economic conditions specific to the Internet or all or a portion of the technology market.

         As a result of our lack of operating history, we have no meaningful historical financial data upon which to base planned operating expenses. Our expense levels are based in part on our expectations as to future revenue from sales of products and services, and anticipated growth in membership. Sales and operating results from product sales generally depend on the volume, timing and ability to fulfill orders received, which are difficult to forecast. There can be no assurance that we will be able to accurately predict our net revenue, particularly in light of the intense competition for the sale of products and services on the Web, and the uncertainty as to the broad acceptance of the Web as a commerce medium. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Any failure by us to accurately make such predictions would have a material adverse effect on our business, results of operations and financial condition.

WE DEPEND ON THE CONTINUED DEVELOPMENT AND RELIABILITY OF THE WEB
INFRASTRUCTURE.

         Our success will depend in large part upon the development of a Web infrastructure, with the necessary speed, data capacity and security, and timely development of complementary products for providing reliable Web access and services. Because global commerce and online exchange of information on the Web and other similar open wide area networks are new and evolving, it is difficult to predict with any assurance whether the Web will support increasing use or will prove to be a viable commercial marketplace. The Web has experienced, and is expected to continue to experience, significant growth in the number of users and the amount of content. To the extent that the Web continues to experience increased numbers of users, frequency of use or increased bandwidth requirements of users, there can be no assurance that the Web infrastructure will continue to be able to support the demands placed on it by this continued growth or that the performance or reliability of the Web will not be adversely affected by this continued growth. In addition, the Web could lose its viability or effectiveness due to delays and the development or adoption of new standards and protocols to handle increased levels of activities or due to increased government regulation. There can be no assurance that the infrastructure necessary to make the Web a viable commercial marketplace will be developed, or, if developed, that the Web will achieve broad acceptance. If the necessary infrastructure standards, protocols or complementary products, services or facilities are not developed, our business, results of operations and financial condition will be materially and adversely affected.

WE DEPEND ON OUR COMPUTER INFRASTRUCTURE AND WILL BE ADVERSELY AFFECTED BY ANY FAILURE OR DAMAGE TO OUR SYSTEM.

         Substantially all of our communications and computer hardware is located at our offices in New York, New York. Our system is vulnerable to damage from fire, flood, earthquakes, power loss, telecommunications failures, break-ins and similar events. Aside from "off-site" backups of essential systems, we will carry business interruption insurance but not a secondary "off-site" systems or a formal disaster recovery plan. A system failure at our present location would have a major adverse affect on the performance of our services.

         The performance of our server and networking hardware and software infrastructure is critical to our business and our ability to attract Web users and members to our website. Any system failure that causes an interruption in service or decrease responsiveness of our website could impair our ability to attract and retain members. Any disruption in Internet access or any failure of our server and networking systems to handle member orders would have a major adverse effect on the performance of our server, which could have a material adverse effect on our business, results of operations and financial condition.

INTERNET SECURITY CONCERNS COULD HINDER ELECTRONIC COMMERCE AND THE DEMAND FOR OUR PRODUCTS AND SERVICES.

         We may experience attempts by intruders or "hackers" to penetrate our network security, some of which may succeed. If successful, such actions could have a major adverse effect on our services and financial condition. We plan to implement reasonable security measures to prevent any physical or electronic break-ins or attacks to our facilities and system and to minimize the effect of such if it were to occur. These measures include daily comprehensive backups of the systems, firewall implementation and isolation of frontline systems to only serve Web connections wherever possible and deemed necessary. As a business that depends on access of our system to numerous unidentified remote computers and servers, our systems will always be vulnerable to electronic break-ins on our server and disruption of our services.

         No assurances can be given by us regarding our security liability in case of loss or damages, physical or electronic as a result of physical or electronic break-ins. We currently do not anticipate expending funds specifically for the purpose of preventing security breaches; however, future growth of our infrastructure may be funded by additional financing, which will include maintaining the above-mentioned security measures in the foreseeable future. We will have a Data Loss Insurance Policy to cover our website once it is operational. The Data Loss Policy will insure our consumer network from the threat of security breaches.

OUR SERVICES ARE SUSCEPTIBLE TO DISRUPTIVE PROBLEMS.

         Despite our implementation of network security measures, our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptive problems. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays or cessation in service to users of our services and products. Although we investigate compromised networks and attempt to identify perpetrators of security breaches, any of these risks could have a negative effect on our services and financial condition. There can be no assurance that contractual provisions attempting to limit our liability in such areas will be successful or enforceable, or that other parties will accept such contractual provisions as part of our agreements, which could have a material adverse effect on our business, results of operations and financial condition.

WE WILL RELY HEAVILY ON OUR OWN DEVELOPED SYSTEM.

         We will use an internally developed system for our website and substantially all aspects of our transaction processing and order management systems. Reliability and efficiency of our system remains untested since we have not, with the exception of beta testing, commenced operating our consumer network. Moreover, our lack of operational experience and our inability to modify this system as necessary to accommodate increased traffic on our website or increased volume through our transaction processing systems may result in system disruptions, slow response times, impaired quality and speed of order fulfillment, and delays in reporting accurate financial information. Any of these events could have a material adverse effect on our business, results of operations and financial condition.

OUR SUCCESS IS DEPENDENT ON THE CONTINUED GROWTH OF ONLINE COMMERCE.

         Our future success is substantially dependent upon continued growth in the use of the Internet and the Web. Use of the Internet as a means of effecting retail transactions is at an early stage of development, and demand and market acceptance for retail marketing over the Internet is uncertain. We will be dependent on electronic commerce revenue as our sole source of revenue. We cannot predict the extent to which consumers will be willing to shift their purchasing habits from traditional retailers to online retailers. The Internet may not prove to be a viable commercial marketplace for a number of reasons, including lack of acceptable security technologies, inconsistent quality of service and lack of availability of cost-effective, high-speed service. If the use of the Internet does not continue to grow or grows more slowly than expected, our business, financial condition and results of operations may be adversely affected.

IF WE DO NOT CONTINUALLY UPGRADE TECHNOLOGY WE MAY NOT BE ABLE TO COMPETE IN OUR INDUSTRY.

         We will need to continually expand and upgrade our infrastructure and systems and ensure high levels of service, speedy operation, and reliability. We will have to improve our methods for measuring the performance and commercial success of our different products to better respond to customer demands for information on product effectiveness and to better determine which products and services can be developed most profitably. Our current and planned personnel, financial and operating procedures and controls may not be adequate to support our future operations. If we are unable to manage our growth effectively, our business will be negatively affected.

OUR OPERATIONS WILL BE TOTALLY DEPENDENT ON VENDORS AND DISTRIBUTORS.

         We will be totally dependant on vendors and distributors for all of our product and service fulfillment, and we have no fulfillment operation or facility of our own. As a result, we will need to establish and maintain relationships and affiliations with a broad array of vendors and distributors in order to offer our members a broad based product mix at competitive and discounted prices. There can be no assurance that we will successfully establish and, if established, maintain relationships and affiliations with vendors and distributors on terms satisfactory to us. An unanticipated termination of our relationship with any vendor or distributor could materially adversely affect our results of operations even if we were able to establish a relationship with an alternative vendor. To the extent that vendors and distributors do not have sufficient capacity or are unable to satisfy on a timely basis our requirements, our business and results of operations may be materially adversely affected.

         Moreover, the success of our consumer network will be dependent upon the ability of vendors and distributors who will supply our products and services to supply adequate amounts of inventory on a timely basis. We will not maintain an inventory in any product line which we market. The failure of vendors and distributors to meet their commitments would have a material adverse effect on our business, results of operations and financial condition. All product fulfillment and post sale services will be provided by our vendor affiliates. We will not maintain an inventory in any product line which we market. All return policies will be posted on our website www.
YouNetwork.com under our help desk section.

SALES TAX COLLECTION BY STATES MAY ADVERSELY AFFECT OUR GROWTH.

         One or more states may seek to impose sales tax collection obligations on an out-of-state company such as us which engages in online commerce. A successful assertion by one or more states that we should collect sales or other similar taxes on the sale of merchandise could have a material adverse effect on our business, prospects, financial condition and results of operations.

WE NEED TO MANAGE OUR GROWTH EFFECTIVELY.

         We may experience rapid growth, which may place a significant strain on our managerial, financial and operational resources. We will be required to manage multiple relationships with various members, vendors distributors and other third parties. These requirements will be strained in the event of our rapid growth or in the number of third party relationships, and there can be no assurance that our systems, procedures or controls will be adequate to support our operations, or that our management will be able to manage any growth effectively. We will need to:

o improve our financial management and controls, reporting systems and procedures;

o expand, train and manage our workforce for marketing, sales and support, product development, site design, maintenance, network and equipment repair; and

o manage multiple relationships with various vendors, distributors and other third parties.

THE LOSS OF THE SERVICES OF OUR PRESIDENT, KYLE S. TAYLOR AND CHIEF EXECUTIVE OFFICER, DON S. SENERATH COULD IMPAIR OUR CHANCES FOR SUCCESS.

         Our performance will be substantially dependent on the performance of our executive officers, Kyle S. Taylor, President and Don S. Senerath, Chief Executive Officer who have worked together only a short period of time, and on the merchandising and marketing personnel we intend to hire. The loss of the services of either of our executive officers could have a material adverse effect on our business, results of operations and financial condition.

COMPETITION FOR KEY PERSONNEL IS INTENSE.

         Competition for senior management, experienced media sales and marketing personnel, qualified Web engineers and other employees is intense, and there can be no assurance that we will be successful in attracting and retaining such personnel. Our failure to successfully manage our personnel requirements would have a material adverse effect on our business, results of operations and financial condition. In connection with our key executive officers, we currently have keyman life insurance policies covering the life of Mr. Taylor and Mr. Senerath in the amounts of $1,000,000 and $3,000,000, respectively. We do not have any employment agreements with our employees or key personnel; however, Messrs. Taylor and Senerath are subject to certain terms of an agreement among us, Taylor and Senerath. "See Executive Compensation-Agreements on page 40 ".

FAILURE OF OUR COMPUTER SYSTEMS AND SOFTWARE PRODUCTS TO BE YEAR 2000 COMPLIANT COULD NEGATIVELY IMPACT OUR BUSINESS.

         Like many other entities, we are currently assessing our computer software and database with respect to its functionality beyond the turn of the century. Software that records only the last two digits of the calender year may not be able to distinguish whether "00" means 1900 or 2000. This may result in software failures or the creation of erroneous results.

         Our systems are built upon multiple layers of third party software and hardware components. No assurances have been given to us by vendors or third parties, which supply us with components regarding the Year 2000 compliance. We are currently conducting a survey with our vendors and third party suppliers, which may or may not uncover a potential source of a year 2000 non-compliance problem. The failure of products or systems maintained by third parties or our products and systems to be year 2000 compliant could cause us to incur significant expenses to remedy any problems, or seriously damage our business. We have not incurred significant costs for these purposes and we do not believe that we will incur significant costs for these purposes in the foreseeable future. In July 1999, we will begin converting our computer system to be Year 2000 compliant. As of June 1999, we have not incurred any expenses attributed to our Year 2000 compliance efforts.

         However, to insure year 2000 compliance we have instituted the following:

o    a full scale 24 hour archival process to insure against data corruption;

o    Windows NT Basic Input Output System Year 2000 compliance is under review;
     and

o we are seeking Year 2000 compliance and certification of compliance from database vendors and third party application server software vendors.

         As of June 7, 1999, we estimate the reasonable cost to become Year 2000 compliance to be as follows: (a) systems survey approximately $ 10,000, hardware systems upgrade and swapping approximately $60,000, software re-writing if any, $40,000; and (d) miscellaneous administrative costs of $20,000. It is expected that such expenditures will not have a material effect on the financial condition and results of our operations. The funds to insure year 2000 compliance will be from current and future private or public financing. There can be no assurance that we will be able to raise the necessary financing to assure Year 2000 compliance or that financing will be available in amounts or on terms acceptable to us, if at all.

WE FACE SIGNIFICANT COMPETITION IN THE ELECTRONIC COMMERCE NETWORK FOR MEMBERS, CONSUMERS AND VISITORS.

         The market for electronic commerce direct selling channels on the Internet is new and rapidly evolving, and competition for members, consumers and visitors is intense and is expected to increase significantly in the future. Barriers to entry are relatively insubstantial. We believe that the principal competitive factors for companies seeking to create electronic commerce networks on the Internet are critical mass, functionality, brand recognition, member affinity and loyalty, broad demographic focus and open access for visitors. Our primary competitors which are primarily focused on creating electronic commerce networks on the Internet include such companies as Amazon.com, Value America, Shopping.com, Buy.com, the NetMarket division of Cendent Corporation, and Ebay.com.

WE FACE COMPETITION FROM MORE ESTABLISHED COMPETITORS.

         We could also face competition in the future from Web directories, search engines, shareware archives, content sites, commercial online service providers, sites maintained by Internet service providers, traditional media companies and other entities that attempt to or establish electronic commerce networks on the Internet by developing their own community or acquiring one of our competitors. There can be no assurance that our competitors and potential competitors will not develop electronic commerce networks that are equal or superior to us or that achieve greater market acceptance.

         Nearly all of our existing and potential competitors, namely, Amazon.com, Value America, Shopping.com, Buy.com, the NetMarket division of Cendent Corporation, and Ebay.com, Web directories, search engines and large traditional media companies, have longer operating histories in the Web market, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than us. Our competitors are able to undertake more extensive marketing campaigns for their brands and services, and make more attractive offers to potential employees, vendor affiliates, commerce companies and third-party content providers.

         There can be no assurance that our competitors will not experience greater growth in traffic than us, which could have the effect of making their websites more attractive to vendors; or that vendors will not sever or elect not to renew their relationships with us. There can also be no assurance we will be able to compete successfully against our current or future competitors or that competition will not have a material adverse effect on our business, results of operations and financial condition.

WE MUST ESTABLISH AND MAINTAIN OUR BRAND NAME, YOUNETWORK.

         We believe that establishing and maintaining the YouNetwork brand will be critical to attracting and expanding our member base and Web traffic and commerce relationships. We also believe that the importance of brand recognition will increase due to the growing number of Internet sites and the low barriers to entry. If members, visitors to our website, businesses, vendors or distributors do not perceive our existing services to be of high quality, or if we alter or modify our brand image, introduce new services or enter into new business ventures that are not favorably received by such parties, the value of our brand could be diluted, thereby, decreasing the attractiveness of our website to such parties. We recently submitted an application to register our servicemark, YouNetwork Corporation with the United States Patent and Trademark Office.

WE ARE HEAVILY DEPENDENT ON OUR PROPRIETARY TECHNOLOGY, TRACKING AND NET VALUE.

         We regard our proprietary technology such as tracking and net value as proprietary, and will attempt to protect it by relying on trademark, service mark and trade secret laws and other methods. We also intend to enter into confidentiality agreements with our employees and consultants. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our proprietary information without authorization or to develop similar technology independently.

WE MAY BE HELD LIABLE FOR ONLINE CONTENT PROVIDED BY US OR THIRD PARTIES.

          Materials may be downloaded and distributed to others by the on-line or Internet services offered by us or the Internet service providers with which we have a relationship. If this happens, claims may be made against us for defamation, negligence, copyright or trademark infringement, or some other reason. These claims or the imposition of liability may have a negative effect on our business, results of operations and financial condition.

         Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related businesses are uncertain and still evolving, and no assurance can be given as to the future viability or value of any if our proprietary rights. There can be no assurance that the steps we take have prevented or will prevent misappropriation or infringement of our proprietary information.

         There can be no assurance that our business activities will not or have not infringed upon the proprietary rights of others, or that other parties will not assert infringement claims against us. Such claims and any resultant litigation, should it occur, might subject us to significant liability for damages and might result in invalidation of our proprietary rights, and even if not meritorious, could be time consuming, expensive to defend, and result in the diversion of management time and attention, any of which might have a material adverse effect on our business, results of operations and financial condition.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES COULD ADD ADDITIONAL COSTS TO DOING BUSINESS ON THE INTERNET.

         We are not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to access to commerce on the Internet. Due to the increasing popularity and use of the Internet, a number of legislative and regulatory proposals are under consideration by federal, state, local governmental organizations, and it is possible that a number of laws or regulations may be adopted with respect to the Internet relating to such issues as user privacy, taxation, infringement, pricing, quality of products and services and intellectual property ownership. The adoption of any such laws or regulations may decrease the growth in the use of the Internet, which could in turn decrease the demand for our community, increase our cost of doing business, or otherwise have a material adverse effect on our business, results of operations and financial condition. Any new legislation or regulation, or application or interpretation of existing laws, could have a material adverse effect on our business, results of operations and financial condition.

         The Federal Trade Commission and most states prohibit certain types of multi-level sales programs. The statutes in question generally prohibit sales promotions that require a participant to give consideration in exchange for the opportunity to receive remuneration for soliciting more participants or buyers. We believe that these laws have no application to our consumer network rebate program; however, there are certain states namely: Alaska, South Carolina, Florida and West Virginia, which prohibit the sharing of any consideration among participants in multi-level sales programs. Although residents of those states will not be offered the securities in this offering, there can be no assurance that our rebate program will not be subject to challenge in other states where we intend to do business.

WE WILL NOT RECEIVE ANY PROCEEDS FROM THE SALE OF THE CLASS A OR CLASS B SHARES OFFERED IN THIS PROSPECTUS.

         We will not receive proceeds from the sale of our class A or class B shares. One class A share will be offered to each of the first 250,000 members at no cost. The remaining 750,000 class A shares will be offered to a member based on each member's net value. A class B share in this offering is offered to a member at a rate of one share for each $1.00 of a member's rebate balance. A rebate balance is created when a member is credited for the value of the product or service purchased on our website. A member may choose to have a percentage of their rebate balance paid to them in cash, to purchase additional products or services or to purchase a class B share in this offering. If a member chooses to purchase a class B share with his or her rebate dollars, the rebate balance will be debited $1.00 for each class B share purchased. Since a rebate balance is a liability owed by us to our members, the purchase of class B shares will offset our outstanding liability to those members who choose to purchase class B shares with their rebate dollars. If a member chooses to purchase a class B share with rebate dollars - we will not have to provide a cash rebate and his or her rebate balance will be reduced.

         Although we will receive no proceeds from this offering we currently anticipate that we have sufficient capital to meet our needs for working capital and capital expenditures for at least the next 6 months. After 6 months we will need to raise additional funds through a private or public offering of our securities in order to fund our operations while we build our customer base. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all.

WE REQUIRE SUBSTANTIAL FUNDS AND MAY NEED TO RAISE ADDITIONAL CAPITAL IN THE FUTURE.

         We currently have no revenue and do not expect to have any revenue until we commence operations following this offering; however, we currently anticipate that we have sufficient capital to meet our needs for working capital and capital expenditures for at least the next 6 months. After 6 months we will need to raise additional funds through a private or public offering of our securities in order to fund our operations while we build our customer base. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution, and those securities may have rights, preferences or privileges senior to those securities held by existing stockholders. There can be no assurance that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or not available on acceptable terms, we may not be able to fund our future operations, promote our brand as we desire, take advantage of unanticipated acquisition opportunities, develop or enhance services or respond to competitive pressures. Any such inability could have a material adverse effect on our business, results of operations and financial condition.

UNLESS A PUBLIC MARKET DEVELOPS FOR OUR SECURITIES, YOU MAY NOT BE ABLE TO SELL YOUR SHARES.

         The initial public offering price of the class B shares has been arbitrarily determined by us and is not necessarily related to our assets, book value, results of operations, or any other established criteria of value. Prior to the offering, there has been no public market for our securities. Failure to develop or maintain an active trading market could negatively effect the price of our securities.

WE WILL NOT LIST OUR CLASS A OR CLASS B SHARES ON ANY EXCHANGE.

     Currently, we do not intend to list our securities on any exchange. We may in the future apply to have the securities listed on the Nasdaq SmallCap Market. As a result, it would be difficult for an investor to dispose of our securities rather than a security traded on the Nasdaq Smallcap Market or a national securities exchange.

WE MAY BE SUBJECT TO PENNY STOCK REGULATIONS.

         If we applied in the future to have our securities listed on Nasdaq SmallCap Market and we did not satisfy Nasdaq listing or maintenance requirements then we may list our shares of common stock to be traded subject to certain "penny stock" rules promulgated by the Securities and Exchange Commission. Under such rules, broker\dealers who recommend such securities to persons other than established customers and accredited investors, must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

         The Securities and Exchange Commission has adopted regulations that generally define a "penny stock" to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share subject to certain exceptions. Such exceptions include equity securities listed on Nasdaq and equity securities issued by an issuer that has: (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for more than three years, or (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average revenue of at least $6,000,000 for the preceding three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a risk of disclosure schedule explaining the penny stock market and the risks associated therewith.

 SHARES ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING COULD ADVERSELY AFFECT OUR STOCK PRICE.

         Upon completion of this offering, we will have outstanding 43,159,452 shares of common stock consisting of: (a) 1,000,000 shares of class A common stock; (b) 1,000,000 shares of class B common stock; and (b) 41,159,452 shares of class C common stock.

         Of the 43,159,452 issued and outstanding shares of our common stock, approximately 41,159,452 shares of class C common stock may be deemed "restricted shares." The "restricted" shares were issued by us in private transactions in reliance upon one or more exemptions. Restricted securities may, in the future, be sold in compliance with Rule 144.


         Rule 144 provides that a person holding restricted securities for a period of one year may sell in brokerage transactions an amount equal to 1% of our outstanding common stock every three months. A person who is a "non-affiliate" of us and who has held restricted securities for over two years is not subject to the aforesaid volume limitations as long as the other conditions of the Rule are met. Possible or actual sales of our common stock by certain of our present stockholders under Rule 144 may, in the future, have a depressive effect on the price of our common stock in any market which may develop for such shares. These shares would be eligible for sale within one year under Rule 144 (subject to certain volume restrictions and other conditions imposed thereby) commencing February 4, 2000.

         Holders of our class A shares shall be subject to a one year lock-up period in which they shall not directly or indirectly, offer, sell, pledge, grant any option to purchase, or otherwise sell or dispose of any of our shares for a period of twelve months after the offering without our prior written consent.

OUR MANAGEMENT HAS SUBSTANTIAL CONTROL OVER US AND INVESTORS IN THIS OFFERING MAY HAVE NO EFFECTIVE VOICE IN MANAGEMENT.

         Upon completion of the offering, our directors, executive officers and principal stockholders will, in the aggregate, beneficially own approximately 73.7% of the outstanding common stock. As a result, these stockholders will possess significant influence over us, giving them the ability, among other things, to elect a majority of our Board of Directors and approve significant corporate transactions. This share ownership and control may also have the effect of delaying or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which could have a material adverse effect on the market price of our securities.

                                 CAPITALIZATION

         On February 3, 1999, YouNetwork Corp., a New York corporation merged into us. All shareholders of the New York Corporation exchanged their shares of common stock for shares of our class C common stock, $.0001 par value per share, on a basis of 330,000 shares of our class C common stock for each outstanding share of the New York Corporation's common stock. The reason for the merger was to take advantage of the laws of the State of Delaware.

         The following table sets forth: (1) the historical capitalization of YouNetwork Corp. a New York Corporation as of March 31, 1999; (2) pro forma effect of the issuance of 2,050,000 shares of our class C common stock through a private placement in April 1999, for consideration of $1,025,000; and (3) as adjusted for: (a) the issuance of 1,000,000 shares of class A common stock for no cash proceeds with an assigned value of $.50 per share based on our private placement of our common stock, and the recognition of a charge to operations of $500,000 for promotion costs, (b) the issuance of 1,000,000 shares of class B common stock for no cash proceeds, and (c) offering costs of approximately $157,000 which will be offset against additional-paid-in-capital.


         You should read this table in conjunction with our financial statements, and the related notes thereto, and other financial information included in this prospectus.

                                                           YouNetwork    Pro Forma     YouNetwork
                                                          (Historical)  Adjustments     Pro Forma     As Adjusted
                                                               (1)          (2)          (1) (2)          (3)
Long-term liabilities:
      Capital lease obligation                             $    21,808    $      --     $    21,808    $    21,808
Stockholders' Equity:
  class A common stock, $.0001par value, 1,500,000
  shares authorized, no shares issued and outstanding
  YouNetwork Corp. (historical) and 1,000,000
  shares issued and outstanding as adjusted                       --             --            --              100

class B common stock, $.0001 par value, 1,500,000
  shares authorized, no shares issued and outstanding
  YouNetwork Corporation (historical) and 1,000,000
  shares issued and outstanding as adjusted                       --             --            --              100

class C common stock, $.0001 par value,
  247,000,000 shares authorized; 39,109,452 shares
  issued and outstanding YouNetwork Corporation
  (historical); 41,159,452 issued and outstanding
  pro forma and as adjusted                                      3,911            205         4,116          4,116
      Additional-paid-in-capital                               659,289      1,024,795     1,684,084      2,026,884
      Accumulated Deficit                                     (253,512)          --        (253,512)      (753,512)
                                                           -----------    -----------   -----------    -----------

      Total stockholder's equity                               409,688      1,025,000     1,434,688      1,277,688
                                                           -----------    -----------   -----------    -----------

           Total capitalization                            $   431,496    $ 1,025,000   $ 1,456,496    $ 1,299,496
                                                           ===========    ===========   ===========    ===========

         We will not receive net proceeds from the sale of our class A or class B shares. One class A share will be offered to each of the first 250,000 members at no cost. The remaining 750,000 class A shares will be offered to a member based on each member's net value. Class B shares in this offering are offered to a member at a rate of one share for each $1.00 of a member's rebate balance. A rebate balance is created when a member is credited for a percentage of the value of products or services purchased on our website. A member may choose to have their rebate balance paid to them in cash, purchase additional products or services or purchase class B shares in this offering. If a member chooses to purchase class B shares with his or her rebate dollars, the rebate balance will be reduced $1.00 for each class B share purchased. Since a rebate balance is a liability owed by us to our members, the purchase of a class B share will offset an outstanding liability to those members who choose to purchase a class B share with their rebate dollars.

                                 DIVIDEND POLICY

         We have never paid any dividends on our common stock. We do not intend to declare or pay dividends on our common stock, but to retain our earnings, if any, for the operation and expansion of our business. Dividends will be subject to the discretion of our board of directors and will be contingent on future earnings, if any, our, financial condition, capital requirements, general business conditions and other factors as our board of directors' deem relevant.

                                    DILUTION

Our members who receive shares of class A common stock will experience no dilution in their investment since they will receive their shares for no monetary payment. Members' who purchase our shares of class B common stock will experience immediate and substantial dilution in the net tangible book value of their investment. The difference between the initial public offering price per share of class B common stock and the net tangible book value per share of common stock after this offering constitutes the dilution per share of class B common stock to investors in this offering. Net tangible book value per share is determined by dividing the net tangible book value or total tangible assets less total liabilities by the number of outstanding shares of common stock. As of March 31, 1999, we had a net tangible book value of $409,688, approximately $.010 per share of common stock. If we give effect to the distribution of 1,000,000 shares of class A common stock for no monetary payment, and 1,000,000 shares of class B common stock, at an assumed initial public offering price of $1.00 per share, the net tangible book value on March 31, 1999 would have been $1,252,688, or $.030 per share. This represents an immediate increase in the net tangible book value of approximately $.020 or an increase of 291% per share to existing stockholders and an immediate dilution of $970 per share or 97.0% to new investors in class B common stock. The following table illustrates the per share dilution assuming the distribution of 1,000,000 shares of class A common stock for no monetary consideration and the sale of 1,000,000 shares of class B common stock for $1.00 per share to be paid by a debit to a member's rebate balance.

Assumed initial public offering
price per share for class B common stock ....................... $    1.00

Net tangible book value
per share as of December 31, 1998............................... $   0.010

Increase per share attributable
to this offering ............................................... $    0.020

Net tangible book value per share
after this offering ............................................ $    0.030

Dilution per share to new investors in class B common stock .... $    0.970


The following table summarizes, as of March 31, 1999, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors. Existing stockholders shares does not include 2,050,000 shares of our class C common stock for consideration of $1,025,000, issued in a private placement in April 1999.

                                                                                                   Average
                                                  Shares Purchased                                  Total
                                                                                                Consideration
                                                                                                     Price
                                          Number       Percent      Amount      Percent            Per Share
                                      -----------      -------    -----------   -------            ---------
Existing Stockholders (1)              39,109,452       95.14%    $  663,200     44.03%              $0.02

New Investors
(class B common stock)                  1,000,000        2.43        843,000     55.97                0.84
(class A common stock)                  1,000,000        2.43          --         --                   --
                                       ----------      ------     ----------    ------                -----
Total                                  41,109,452      100.00%    $1,506,200    100.00%
                                       ==========      ======     ==========    ======

                                PLAN OF OPERATION

         The following discussion and analysis of the financial condition and results of our operations should be read in conjunction with, and is qualified in its entirety by, the more detailed information including the summary financial information and our financial statements and the notes thereto included elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. Factors that may cause or contribute to such differences include those discussed in "Risk Factors," as well as those discussed elsewhere in this prospectus.

OVERVIEW.

         We are a development stage company, which is poised to launch a unique online consumer network. Our consumer network will offer a broad range of consumer products and services through our website, www. YouNetwork.com. Our website is currently under development and will be operational before the offer of the securities in this offering.

         We believe that our consumer network is unique in that we will utilize our proprietary tracking technology to track the referrals of a member, and to pay rebates to a member based on his or her purchases and the purchases made by such referrals. Each member of our consumer network may sponsor an individual for membership in our consumer network by sending an e-mail invitation or providing a sponsor code to a member referred individual.

         A member will receive a rebate based upon purchases he or she makes as well as the purchases made by a new member who they refer, a direct referral. A member will also receive rebates based upon purchases by any indirect referral, i.e., an individual who is referred to us by the member's direct referral. A member's referral is tracked to the fifth level of referral. By way of example, a member who is being tracked refers member number one, the first level referral; member number one refers member number two, the second level referral; member number two refers member number three, the third level referral; member number three refers member number four, the fourth level referral, and member number four refers member number five, the fifth level referral. Rebates will be credited to the account of the tracked member for purchases made by first level referrals based upon a designated percentage of the rebate. A rebate at descending percentage rates will be credited to the account of a tracked member for purchases made by the second through fifth level referrals.

         When a member, or the member's direct or indirect referral purchases a product or service, a cash rebate is recorded as a member's pending rebate balance. The pending rebate balance is not available to the member until the transaction has been confirmed and the applicable time period in which a product may be returned has elapsed, which varies from 5 to 40 business days. The pending rebate balance is then transferred to a member's available rebate balance. A member can choose to receive any portion of the available rebate balance in the form of cash, use it to purchase other products or services, or apply the rebate balance to purchase class B shares at the purchase price of $1.00 of available rebate dollars. For example, if a member purchased a book on our website for $20.00 with a $1.25 rebate, and we have a 30-day return policy on our books, the $1.25 rebate is recorded in the member's pending rebate balance. If the product is not returned within 30 days and the transaction confirmed the $1.25 is transferred from the member's pending balance to his or her available rebate balance.

         The rebate percentage for each direct referral of a member, and each indirect referral, through the fifth level of referral, are totaled to determine a member's word-of-mouth influence, which we define as Net value, within our membership. One class A share will be offered at no cost to the first 250,000 individuals who register to become a consumer network member. The remaining 750,000 class A shares will be distributed to members based on their net value. Net value will also determine a member's entitlement to future Network promotions.

         A member will purchase our products with a major credit card by providing the requested information from our website. We will only sell our products through our website. Once we have received the necessary information, and confirmed the order from our purchasing member, we will electronically transfer the order to a third-party distributor. The distributor will fulfill the order directly to our purchasing member by delivering the product through the U.S. mail or courier service. The sale of a consumer product will be recognized by us as revenue.

         Members may also register to receive our long distance telephone service through our website. A member who requests long distance service through our website will be billed directly by our service provider, currently, Qwest International, Inc. Qwest will pay us $5.00 for each newly installed Qwest subscriber. Commissions are payable by Qwest approximately 45 days following the end of the month in which collected revenue is collected, or billed revenue is billed.

         Currently, we have contracted with two distributors, Muze, Inc. and Baker & Taylor, Inc., to sell computer hardware and software, books, music, video products, consumer electronics.

         On March 6, 1998, we entered into an agreement with Qwest International Inc., a successor in interest to LCI International Telecom Corp., to solicit orders for long distance service. Under the agreement, Qwest will pay us a 10% commission on toll revenue generated by our members during its term and up to a maximum of 24 months following termination. The commission is currently 10% of our collected revenue relating to services sold by us (excluding taxes, installation charges, subscription fees and local loops). Collected revenue will only be realized for those subscribers who remain on the Qwest service a minimum of 30 days.

         If in any month the disconnect percentage of established subscribers meet or exceeds 15% of our new subscribers within that same 30 day period, and if we fail to meet the established disconnect percentage within 30 days of notice from Qwest of an unacceptable disconnect percentage, Qwest may terminate the agreement and no usage commission will be payable by Qwest. The industry standard for such disconnects average 15% of subscribers within the first three months of the date service is sold to a subscribers, 12% for the three months after the initial three month period, and 7% for each month thereafter.

         Pursuant to the terms of the agreement, Qwest advanced to us approximately $175,000 as of March 31, 1998. Commissions earned for the referral of customers will be offset against these advances. Advances made in excess of commissions earned are offset against advances payable by us on the earlier of the termination of the agreement or twelve months from the date of the agreement. Each party may terminate this Agreement at any time during a renewal term upon 30 days prior written notice. Qwest may cancel this agreement if we fail to attain the agreed upon monthly revenue volume from our subscribers discussed above.

         We currently license from third parties certain databases incorporated into our website. As we continue to introduce new services that incorporate new technologies, we may be required to license additional technology from others. There can be no assurance that these third-party technology licenses will continue to be available to us on commercially reasonable terms, if at all. Our inability to obtain any of these technology licenses could result in delays or reductions in the introduction of new services or could adversely affect the performance of our existing services until equivalent technology is identified, licensed and integrated. Our insurance may not be sufficient to offset liability arising from delays or resolutions in our services, and any liability in excess of such coverage could have a material adverse effect on us.

         In July 9, 1998, we entered into a non-exclusive license with Baker & Taylor, Inc., which distributes books, spoken word audio products and provides certain value added services. Baker & Taylor gives us the ability to provide access to its proprietary database to our members. Under the terms of the agreement we will pay Baker & Taylor a license fee of $1,000 for the use of the database for each year we use it. We will also pay a subscription fee each year of $1,650.

         The fees were payable to Baker & Taylor in July 9, 1998, and are due each year thereafter up to July 2000, at which time the Agreement is subject to negotiation. Baker & Taylor may increase the fee at its option after giving notice to us. We can terminate this agreement for any reason by giving 30 days prior written notice. The agreement is automatically renewed for two consecutive periods of one year ending on July 2002.

         In January 4, 1999, we also entered into a non-exclusive license with Muze, Inc. for us to gain access to music, video and book databases for a one year period, which will renew automatically for successive one year periods unless either party notifies the other in writing to terminate the agreement at least 60 days before the end of the term of any successive term. Pursuant to the agreement, we must pay a license fee of $1,000 per music, video and book database. The fee was due and paid on March 1, 1999.

         All product fulfillment and post sale services will be provided by our distributors. We will not maintain an inventory in any products which we market. As a result, the costs of our operations will be limited to data management and front-end site development, product merchandising and general office and administration. We believe our costs will remain relatively fixed, while our membership and revenues grow. It is expected that our margins will be limited as we build our initial membership base and grow as our membership base increases. It is expected that we will operate at a loss in the foreseeable future as we develop our operating system, infrastructure and market the our website. We have sufficient cash requirements to operate our website for the next six months. We may seek to raise additional funding through a private placement or another public offering. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all.


         We have funded our activities primarily from equity financing in the amount of $1,688,000, and from advanced commissions from Qwest International Inc. in the approximate amount of $175,000. We will continue to require substantial funding to continue development of activities and to commence sales and marketing efforts. Our capital requirements will depend on many factors, including the problems, delays, expenses and complications frequently encountered by development stage companies; the progress and costs associated with our development of our computer software, future research, marketing or other funding arrangements; the availability of qualified personnel; the success of our sales and marketing programs; and changes in economic, regulatory or competitive conditions of our planned business.

         By offering the first 250,000 of our class A shares at no cost to each consumer who registers to become a consumer network member, offering the remaining 750,000 class A shares for net value; offering our class B shares to each member for a purchase price of $1.00, which may only be paid with rebates a member may earn by making purchases on our consumer network, and by offering competitively priced products and purchase incentives in the form of cash rebates, we believe that we can develop an innovative online sales channel with low customer acquisition costs. The key elements of our approach are:

o to utilize the cost-effective direct marketing capabilities of the Web to sell products to our customer base;

o to offer equity participation to rapidly attract a sizeable membership base;

o    to develop a detailed member database;

o to continue to grow online reach and membership utilizing our proprietary tracking technology; and

o to provide customer convenience and competitive prices to encourage purchasing.

         We believe that promoting repeat usage and membership loyalty through equity ownership in our company will help establish us as a preferred destination among Web users.




         Our future net revenues will be generated from electronic commerce, primarily through the sale of products and services on our website through our vendor affiliations. Our increase in total net revenue will be primarily due to expansion in our membership base, resulting in electronic commerce revenue; and Web-based vendor revenue. As we grow, our operating expenses will increase, and we expect that our operating expenses will continue to increase as a result of increased sales and marketing efforts, increased funding of site development, technology and operating infrastructure, and the increased general and administrative staff needed to support our growth.

         As of March 31, 1999, we had an accumulated deficit of $253,512. Moreover, we anticipate that we will incur net losses for the foreseeable future. The extent of these losses will be contingent, in part, on the amount and rates of growth in our net revenue from electronic commerce and our vendor affiliations. We expect our operating expenses to increase significantly, especially in the areas of sales and marketing and brand promotion, and, as a result, we will need to generate increased quarterly net revenue if profitability is to be achieved. We believe that our operating results are not meaningful and that the results for any period should not be relied upon as an indication of future performance. To the extent that net revenue does not grow at anticipated rates or that increases in our operating expenses precede or are not subsequently followed by commensurate increases in net revenue, or that we are unable to adjust operating expense levels accordingly, our business, results of operations and financial condition will be materially and adversely affected. There can be no assurance that our operating losses will not increase in the future or that we will ever achieve or sustain profitability.

         To date, we have entered into vendor affiliations, license arrangements and strategic alliances in order to build our electronic commerce networks.

         In order to increase reach and membership, we intend to continue to seek additional strategic relationships with our license arrangements and vendor affiliates and distributors, including, alliances that create co-branded sites through which we market our services. Vendor affiliations carry numerous risks and uncertainties, including risks of entering business markets in which we have none or limited prior experience. No assurance can be given as to our ability to successfully integrate any businesses, products, technologies or personnel that might be acquired in the future, and the failure to do so could have a material adverse effect on our business, results of operations and financial condition. In addition, there can be no assurance that we will be successful in identifying potential vendor affiliation candidates.

         Our vendor affiliations provide for order fulfillment directly to our customers. We will not maintain an inventory in any product line which we market. There are inherent risks coordinating with vendors for order fulfillment, including but not limited to, product obsolescence, excess inventory, inventory shortages resulting in unfulfilled orders, which could materially adversely affect operating results in the future.

         International Computing, LLC, formerly known as Digital Pulp Technologies, LLC, provides software and system integration consultation services in connection with our efforts to build out our web site and to develop our proprietary tracking technology. Don S. Senerath, Chief Executive Officer of YouNetwork, is a member of International Computing. For the period from inception through December 31, 1998, we paid $89,425 for consulting services. In March 1999, we entered into an oral agreement with International Computing to continue to provide software and systems integration consultation services to us and will be paid $50,000 per month for such services through completion of the proprietary software development. Mr. Senerath has not received a salary from us.

         In March of 1999, we agreed to issue to Raw Interactive Ltd. warrants to purchase 100,000 shares of class C common stock in consideration of certain services to be rendered in the form of graphic design of our website. The rights represented by this warrant are exercisable at any time commencing on March 31, 1999, and expiring on March 1, 200, at an exercise price of $2.00 per share provided, however, that if the warrant is exercised after a first underwriting public offer of our common stock, the exercise price shall be the lesser of $2.00 or 50% of the offering price for which our common stock is sold in our first underwritten public offering, subject to adjustment in accordance with its anti-dilution provision. After the expiration of the exercise period, Raw Interactive will have no right to purchase any shares of the common stock underlying this warrant.

         On May 26, 1999, we entered into a master lease agreement with Leasing Technologies, Inc., in which we leased computers, servers and other hardware. The term of the agreement shall commence on the installation date of such equipment for a term of 36 months.

         We were incorporated on January 14, 1998, and have not yet commenced offering products or services for sale. Since our inception we have been primarily engaged in the development of our computer software programs, negotiating agreements with our vendors, raising capital, and initial planning and development of the our website and operations. As a result, there has not been any operating revenue generated by utilization of our services or products through December 31, 1998, and the three months ended, March 31, 1999.

RESULTS OF OPERATIONS.

         From inception, operations have been in the early stages of development. We had no revenues for the period ended December 31, 1998, and the three months ended March 31, 1999. We incurred expenses of $162,823, and $90,689 for the period ended December 31, 1999, and the three months ended, March 31, 1999, respectively, consisting of compensation expense, system development costs and other general and administrative expenses.

         Compensation expenses are related to establishing strategic relationships through license arrangements and vendor affiliations to market the business. In addition, we incurred costs in developing our proprietary tracking system as well as other general and administrative expenses since inception.

         As of December 31, 1999, we had net operating loss carry forwards for federal income tax purposes of approximately $162,000. There can be no assurance that we will realize the benefit of the net operating loss carryforwards. The federal net operating loss carryforward will expire in the fiscal year 2013. We have established a valuation allowance with respect to these federal and state carryforwards. "See Notes to Financial Statements, Note 6."

         We expect operating results to fluctuate significantly in the future as a result of a variety of factors, many of which are outside of our control. These factors include demand for the products we sell through our website, consumers' acceptance of electronic commerce and, in particular, direct e-mail marketing as a medium for the purchase of goods and services, the level of traffic on our website, the amount and timing of capital expenditures and other costs relating to the expansion of our operations, the introduction of new or enhanced services by us or our competitors, the timing and number of new hires, the availability of desirable products and services for sale through our website, the accuracy of our predictions regarding optimal inventory levels for products, the loss of a key vendor affiliation or relationship by us, changes in our pricing policy or those of our competitors, the mix of products and services sold by us, engineering or development fees that may be paid in connection with adding new website development and publishing tools, technical difficulties with our website, incurrence of costs relating to general economic conditions, and economic conditions specific to the Internet or all or a portion of the technology market. As a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service or marketing decisions or business combinations that could have a material adverse effect on our business, results of operations and financial condition. In order to accelerate the promotion of our brand, we intend to significantly increase our marketing budget, which could materially and adversely affect our business, results of operations and financial condition. We expect to experience seasonality in our business, with user traffic on our website potentially being lower during the summer and year-end vacation and holiday periods when overall usage of our website is lower. Because Web-based commerce is an emerging market, additional seasonal and other patterns may develop in the future as the market matures. Any seasonality is likely to cause quarterly fluctuations in our operating results, and there can be no assurance that such patterns will not have a material adverse effect on our business, results of operations and financial condition.

LIQUIDITY AND CAPITAL RESOURCES.

         As of March 31, 1999, our principal commitments consisted of obligations outstanding under operating and capital leases. Although we have no material commitments for capital expenditures, we anticipate a substantial increase in our capital expenditures and lease commitments consistent with anticipated growth in operations, infrastructure and personnel.

         Our capital requirements depend on numerous factors, including, market acceptance of our services, the amount of resources we devote to investments in our electronic commerce networks, the resources we devote to marketing and selling our services and our brand promotions and other factors. We have experienced a substantial increase in our capital expenditures since our inception consistent with the growth in our operations and staffing; we anticipate that this will continue for the foreseeable future particularly relating to our website and systems infrastructure. We believe that our current cash will be sufficient to meet our anticipated needs for working capital, capital expenditures and business expansion for the next 6 months. Thereafter, if cash generated from operations is insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or debt securities or to obtain a credit facility. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all.

NO PROCEEDS FROM THE SALE OF CLASS A OR CLASS B SHARES.

         We will not receive proceeds from the sale of our class A or class B shares. One class A share will be offered to the first 250,000 members at no cost. The remaining 750,000 class A shares will be offered to a member based on each member' s net value. A class B share in this offering is offered to a member at a rate of one share for each $1.00 of a member's rebate balance. A rebate balance is created when a member is credited for the value of the product or service purchased on our website. A member may choose to have a percentage of their rebate balance paid to them in cash, to purchase additional products or services or to purchase a class B share in this offering. If a member chooses to purchase a class B share with his or her rebate dollars, the rebate balance will be debited $1.00 for each class B share purchased. Since a rebate balance is a liability owed by us to our members, the purchase of class B shares will offset our outstanding liability to those members who choose to purchase a class B share with their rebate dollars. If a member chooses to purchase a class B share with rebate dollars - we will not have to provide a cash rebate and his or her rebate balance will be reduced.

YEAR 2000 COMPLIANCE.

         Our systems are built upon multiple layers of third party software and hardware components. No assurances have been given to us by vendors or third parties, which supply us with components regarding the Year 2000 compliance. We are currently conducting a survey with our vendors and third party suppliers, which may or may not uncover a potential source of a year 2000 non-compliance problem. The failure of products or systems maintained by third parties or our products and systems to be year 2000 compliant could cause us to incur significant expenses to remedy any problems, or seriously damage our business. We have not incurred significant costs for these purposes and we do not believe that we will incur significant costs for these purposes in the foreseeable future. In July 1999, we will begin converting our computer system to be Year 2000 compliant. As of June 1999, we have not incurred any expenses attributed to our Year 2000 compliance efforts.

         However, to insure year 2000 compliance we have instituted the following:

o    a full scale 24 hour archival process to insure against data corruption;

o    Windows NT Basic Input Output System Year 2000 compliance is under review;
     and

o we are seeking Year 2000 compliance and certification of compliance from database vendors and third party application server software vendors.

         As of June 7, 1999, we estimate the reasonable cost to become Year 2000 compliance to be as follows: (a) systems survey approximately $ 10,000, hardware systems upgrade and swapping approximately $60,000, software re-writing if any, $40,000; and (d) miscellaneous administrative costs of $20,000. It is expected that such expenditures will not have a material effect on the financial condition and results of our operations.

RECENT ACCOUNTING PRONOUNCEMENTS.

              In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 is effective for all fiscal periods beginning after June 15, 1999. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether the derivative is designated as part of a hedge transaction and, if it is the type of hedge transaction. Management of the Company anticipates that due to its limited use of derivative instruments, the adoption of SFAS No. 133 will not have a material impact on the Company's financial position or results of operations.

                                    BUSINESS

OVERVIEW.

         We were incorporated on January 14, 1998, under the name YouNetwork Corp., a New York corporation. Pursuant to a merger effective, February 3, 1999, the New York corporation merged into us, YouNetwork corporation, a Delaware corporation. The purpose of the merger is to take advantage of the laws of the state of Delaware.

         We are a development stage company which is poised to launch a unique and novel online consumer network. By combining the virtues of cooperative marketing with incentives designed to reward a member's purchasing influence, the consumer network will seek to develop a sizeable membership base, without entry fees, and to distinguish itself from the emerging wave of direct Internet marketing companies which are seeking to tap the rapidly developing market for Internet commerce.

         We have developed proprietary tracking technology, which will be utilized to track the referrals of our members, and to pay rebates to a member based on purchases made by the member and member referrals. Each member of our network may sponsor an individual for membership in our consumer network by sending an e-mail invitation or providing a sponsor code to the referred individual.

         A member will receive a rebate based upon purchases made as well as the purchases made by a new member who they refer, a direct referral. A member will also receive rebates based upon purchases by any indirect referral, i.e., an individual who is referred to us by the member's direct referral. A member's referral is tracked to the fifth level of referral. By way of example, a member who is being tracked refers member number one, the first level referral); member number one refers member number two, the second level referral; member number two refers member number three, the third level referral; member number three refers member number four, the fourth level referral, and member number four refers member number five, the fifth level referral. Rebates will be credited to the account of the tracked member for purchases made by first level referrals based upon a designated percentage of the rebate. Rebates at descending percentage rates will be credited to the account of a tracked member for purchases made by the second through fifth level referrals.

         When a member or the member's direct or indirect referral purchases a product or service, a cash rebate is recorded as a member's pending rebate balance. The pending rebate balance is not available to the member until the transaction has been confirmed and the applicable time period in which a product may be returned has elapsed, which varies from 5 to 40 business days. The pending rebate balance is then transferred to a member's available rebate balance. A member can choose to receive any portion of the available rebate balance in the form of cash, use it to purchase other products or services or apply the rebate balance to purchase class B shares at the purchase price of $1.00 of available rebate dollars. For example, if a member purchased a book for $20.00 with a $1.25 rebate, and we have a 30-day return policy on books, the $1.25 rebate is recorded in the member's pending rebate balance. If the product is not returned within 30 days and the transaction confirmed, the $1.25 is transferred from the member's pending balance to his or her available rebate balance.

         The rebate percentages for each direct referral of a member, and each indirect referral, through the fifth level of referral, are totaled to determine a member's word-of-mouth influence, which we define as net value. The first 250,000 individuals who register as a consumer network member will be allotted one class A share each at no cost. The remaining 750,000 class A shares will be distributed to a member based on a member's net value. Net value will also determine a member's entitlement to future network promotions. No shares will be distributed for a fractional net value point.

CLASS A SHARE.

         We will distribute one class A share (for an aggregate of 250,000 class A shares) to each of the first 250,000 members of our consumer network at no cost. The remaining 750,000 class A shares will be distributed to members based on their net value. Each member will receive one class A share for each whole point of net value they achieve as a result of direct and indirect referrals, until such time as all the 750,000 class A shares have been distributed.

CLASS B SHARE.

         When a member or the member's direct or indirect referral purchases a product or service, a cash rebate is recorded in a member's pending rebate balance. A rebate is transferred to a member's available rebate balance, approximately 5 to 40 business days after the transaction has been confirmed, and the applicable return period has elapsed. A member can request his or her available rebate in the form of cash, use it to purchase a product or service, or to purchase a class B share at the purchase price of $1.00 of available rebate dollars. The rebate percentage for each direct referral of a member and each indirect referral, through the fifth level of referral are totaled to determine a member's word-of-mouth influence which we defines as net value. We will distribute the class B shares to our members until such time as all the class B shares included in the registration statement, of which this prospectus forms a part, are fully distributed.

         Record ownership of our class A and class B share shall be made by bookkeeping entry. A member shall receive confirmation of his or her ownership in an uncertificated share by e-mail. Members who request a stock certificate to evidence their ownership in a class A or class B share shall be charged a nominal fee for shipping and handling. We will distribute our class A and class B shares to our members until such time as all the securities included in the registration statement, of which this prospectus forms a part, are fully distributed. No securities will be distributed for a fractional net value point.

         The following table illustrates how net value and available rebate dollars may be used by a member to receive class A and class B shares. The table assumes the following: (a) six direct referrals, (b) the direct referrals make an average of three referrals each, (c) indirect referrals have an average of three referrals each; and (d) each member spends an average of $75.00.

=============================================================================================================================
                                                                AVERAGE NUMBER                       TOTAL         GROSS
THIS EXAMPLE SHOWS PROJECTED REBATES AND NET      NUMBER OF      OF INDIRECT      GROSS VOLUME     AVAILABLE       REBATE
VALUE FOR A SINGLE MEMBER ASSUMING THE             DIRECT       REFERRALS PER      PER MEMBER        REBATE     DOLLARS PER
VARIABLES ON THE RIGHT FOR ONE YEAR.              REFERRALS         MEMBER                         PERCENTAGE      MEMBER
=============================================================================================================================
                                                      6               3              $75.00          10.0%         $7.50
=============================================================================================================================
                                                                                     REBATE       REBATES PER      TOTAL
                     LEVEL       REBATE RATE      NUMBER OF       NET VALUE       DISTRIBUTION      LEVEL OF    REBATES PER
                                                  REFERRALS                        PERCENTAGE       REFERRAL       LEVEL
=============================================================================================================================
MEMBER                              0.40              1              0.40            40.0%           $3.00         $3.00
=============================================================================================================================
DIRECT REFERRAL       ONE           0.07              6              0.42             7.0%           $0.53         $3.15
=============================================================================================================================
INDIRECT REFERRAL     TWO           0.06             18              1.08             6.0%           $0.45         $8.10
=============================================================================================================================
INDIRECT REFERRAL    THREE          0.05             54              2.70             5.0%           $0.38         $20.25
=============================================================================================================================
INDIRECT REFERRAL     FOUR          0.04             162             6.48             4.0%           $0.30         $48.60
=============================================================================================================================
INDIRECT REFERRAL     FIVE          0.03             486            14.58             3.0%           $0.23        $109.35
                                                     ---            -----             ----                        -------
=============================================================================================================================
TOTALS:                                              727            25.66            65.0%                        $192.45
=============================================================================================================================
CLASS A SHARES (ONE CLASS A SHARE FOR EACH POINT OF NET VALUE).............................................     25 SHARES
=============================================================================================================================
CLASS B SHARES WHICH MAY BE PURCHASED(ONE CLASS B SHARE FOR EACH $1.00 OF
AVAILABLE REBATE BALANCE)
 .........................................................................................................      192 SHARES
=============================================================================================================================

                               INDUSTRY BACKGROUND

GROWTH OF THE INTERNET.

         The Internet has emerged as a global medium, enabling millions of people worldwide to share information, communicate and conduct business electronically. Studies by Jupiter Research report that total electronic commerce for the calendar year 1998, reached approximately $200 billion, with consumer commerce estimated at 10 to 15% of that total. Visa International studies suggest that consumer electronic commerce alone will reach $100 billion by 2001. Recent studies by Ziff-Davis Market Intelligence report that more than 23 million United States households are connected to the Internet and almost 16 million of those are participating in electronic commerce. This growth is expected to be driven by the large and growing number of personal computers installed in homes and offices, the decreasing cost of personal computers, easier, faster and cheaper access to the Internet, improvements in network infrastructure, the proliferation of Internet content and the increasing familiarity with and acceptance of the Internet by businesses and consumers. The Internet possesses a number of unique characteristics that differentiate it from traditional media: a lack of geographic or temporal limitations; real-time access to dynamic and interactive content; and instantaneous communication with a single individual or with groups of individuals. As a result of these characteristics, Web usage is expected to continue to grow rapidly. The proliferation of users, combined with the Web's reach and lower cost of marketing, has created a powerful direct sales and marketing channel.

ELECTRONIC COMMERCE.

         The growing adoption of the Web represents a significant opportunity for businesses to conduct commerce over the Internet. One factor in this projected growth is the increasing variety of transactions that take place on the Web. Initially, companies focused on facilitating Internet transactions between businesses. More recently, however, a number of companies have targeted business-to-consumer transactions. These companies typically use the Internet to offer standard products and services that can be easily described with graphics and text and that do not necessarily require a physical presence for purchase such as software, books, music CDs, videocassettes, home loans, airline tickets and online banking and stock trading. The Internet allows these companies to develop one-to-one relationships with customers without making significant investments in traditional infrastructure such as retail outlets, vendor networks and sales personnel.

THE DIRECT MARKETING OPPORTUNITY OF THE INTERNET.

         The same advantages that facilitate the growth of electronic commerce and advertising make the Internet a compelling medium for direct marketing campaigns. Direct marketing over the Internet uses e-mail to reach potential buyers, potentially offering them a significantly broader selection of products and services than is available locally. Internet-based direct marketing also allows marketers to rapidly collect meaningful demographic information and feedback from consumers and to use this information to tailor new messages quickly. Registration information typically collected by websites, and user involvement in topical electronic commerce networks of interest, provide additional demographic information. This offers businesses the chance to increase the effectiveness of their direct marketing campaigns, which may translate into higher sales. Moreover, the costs of direct marketing through e-mail are dramatically lower than those of traditional direct marketing techniques. As a result, Internet-based direct marketing campaigns can be profitable at response rates that are a fraction of the rates for traditional campaigns.

THE YOUNETWORK SOLUTION.

         We will use the unique characteristics of the Web to cost-effectively market our products and services and to develop a sizeable membership base. By offering our members a variety of competitively priced branded products offerings, together with purchase incentives, rebates and equity participation in our company, we believe that we have created an innovative online sales channel with low customer acquisition costs. The key elements of our approach are:

           (a)   Development of a detailed member database.

           We expect to gather a significant base of information about our members through registration information, responses to closed end beta tests and purchasing information obtained from third parties. As members join us, and as we obtain a purchasing history data, the level of information regarding our members will continue to grow. We intend to use this growing database to target offers, increase our range of product offerings and encourage future transactions and involvement with our website. Information obtained from a member is kept confidential.

           (b)  Customer Convenience.

           We intend to provide attractive electronic commerce opportunities for potential purchasers. Order processing services will be available 24 hours a day, seven days a week, which facilitates on-demand ordering. Purchasers will be able to reach our website from the home or office. Our vendors will ship products directly to a member's address, without the need to travel to a store, thereby enhancing convenience, particularly for customers in rural locations without ready access to retail stores.

           (c)  Equity Participation.

           As part of our promotion to rapidly build membership, we will offer, at no cost, one class A share to each of our first 250,000 members who have joined our consumer network, an additional 750,000 class A shares to our members based upon their net value; and 1,000,000 class B shares to our members for a purchase price of $1.00 each, which class B shares may only be paid with rebates a member may earn by making purchases on our consumer network.

           We will record all sales of our class A and class B shares by listing the number of shares owned by a member on his or her home page. Record ownership of either a class A or class B share shall be made by bookkeeping entry. A member shall receive confirmation of his or her ownership in an uncertificated share by e-mail. Members who request a stock certificate to evidence their ownership in a class A or class B share shall be charged a nominal fee for shipping and handling. We will distribute the class A and class B shares to registered members until such time as all the class A and class B shares are fully distributed.

           (d) Net value.

           We have developed proprietary tracking technology, which will be utilized to track the referrals of our members, and to pay rebates to the member based on his or her purchases and the purchases made by member referrals.

         By offering the first 250,000 class A shares to the first 250,000 consumers who registers to become a consumer network member, by offering the remaining 750,000 class A shares to our members based upon their net value, and with competitively priced products and purchase incentives in the form of rebate dollars, we believe that we can develop an innovative online sales channel with low customer acquisition costs. The key elements of our approach are:

o to utilize the cost-effective direct marketing capabilities of the Web to sell products to our customer base;

o to offer equity participation to rapidly attract a sizeable membership base;

o    to develop a detailed member database;

o to continue to grow online reach and membership utilizing our proprietary tracking technology; and

o to provide customer convenience and competitive prices to encourage purchasing.

STRATEGY.

         Our objective is to develop a sizeable membership base and to create a network which will provide consumers with built in incentives to participate in online commerce. Key strategies to achieve this objective include:

           (a) Focus on membership growth.

           We plan to increase membership by: (1) providing initial equity participation through the issuance of our securities; (2) offering a broad and expanding array of products and services at competitive reduced prices; and (3) offering incentive rebates based on member purchases and purchases by a member's referrals.

           (b) Build strong brand recognition.

           We believe that establishing and leveraging the our brand is critical to our ultimate success. We intend to develop our brand recognition through effective marketing and promotion and improved customer service.

           (c) Promote repeat usage and member loyalty.

           We believe that community-based websites have an inherent potential for creating and retaining a loyal membership base, particularly when combined with product and service offerings such as those we will provide. We intend to promote repeat usage and member loyalty by expanding our product offerings and by creating incentives to buy through our consumer network based upon our rebate program.

           (d) Offer new products and services.

           Our product offerings will include computer software, computer accessories and peripherals, consumer electronics, books and music and entertainment products. We also intend to enter into strategic alliances with a host of other vendors to provide additional brand name products and services to us.

           (e) Maintain and Improve Technological Focus and Expertise.

           We believe that highly advanced functionality and performance of our website are critical to our ultimate success. We are committed to site reliability and accessibility, and intend to make continuous enhancements to our technology, such as upgrading and expanding server and networking infrastructure, increasing fault tolerance and improving Internet connections. We intend to increase the efficiency of our transaction processing and fulfillment operations and the sophistication of our direct marketing campaign management software.

           (f) How Visitors Become members.

           To become a member, a visitor must provide his or her name and billing address; no fee is required to become a member. Information obtained from a member is treated as confidential.

           (g) Converting membership Into Commerce Revenue.

           Following membership registration, a new member will receive a user name and a password to enable a member to log on to our consumer network. As our membership base grows, we will further develop our member database enabling us to identify and effectively target consumers having an affinity for certain products and services.

           (h) Purchase of our class A and class B shares.

           Members may purchase our class A and class B shares on our website at www.YouNetwork. com. Our website is currently under development and will be operational before this offering is made to our members. Members who purchase class A shares will acknowledge on our website that they accept and agree to the class A shares Lock-up Period and their conversion into class B shares within 12 months from the date of this offering. Members who do not agree to be subject to the terms controlling the class A shares will not be sold class A shares.

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

           (i) Delivery of uncertificated class A and class B shares.

           We will record each sale of our class A and class B shares, and list the number of shares owned by a member, on his or her home page. Record ownership of our securities shall be made by bookkeeping ENTRY. A member will receive confirmation of his or her ownership in our securities by e-mail. members requesting a stock certificate to evidence their ownership in our securities will be charged a nominal fee for shipping and handling.

           (j) Delivery of a final prospectus

           We will only offer the securities in this offering to those members who consent to accept electronic delivery of our final prospectus and other related communication by e-mail.


LICENSE AND VENDOR ARRANGEMENTS.

         In July 1998, we entered into a non-exclusive license with Baker & Taylor, Inc., which distributes books, spoken word audio products and provides certain value added services. Baker & Taylor gives us the ability to provide access to its proprietary data base to our members. Under the terms of the agreement we will pay Baker & Taylor a license fee of $1,000 for the use of the data base for each year we use it. We will also pay a subscription fee each year of $1,650. The fees were payable to Baker & Taylor in July 1998, and are due each year thereafter up to July 2000, at which time the agreement is subject to negotiation. Baker & Taylor may increase the fee at its option after giving us notice. We can terminate this agreement for any reason by giving 30 days prior written notice. The agreement is automatically renewed for two consecutive periods of one year ending on July 2000.

         In January 4, 1999, we also entered into a non-exclusive license with Muze, Inc. for us to gain access to music, video and book databases for a one year period, which will renew automatically for successive one year periods unless either parties notifies the other in writing to terminate the agreement at least 60 days before the end of the term of any successive term. Pursuant to the agreement we must pay a license fee of $1,000 per music, video and book database. The fee was due and paid on March 1, 1999.

         On March 6, 1998, we entered into an agreement with Qwest International Inc., a successor in interest to LCI International Telecom Corp., to solicit orders for long distance service. Under the agreement, Qwest will pay us a 10% commission on toll revenue generated by our members during its term and up to a maximum of 24 months following termination. The commission is currently 10% of our collected revenue relating to services sold by us, excluding taxes, installation charges, subscription fees and local loops. Collected revenue will only be realized for those subscribers who remain on the Qwest service a minimum of 30 days.

         If in any month the disconnect percentage of established subscribers meet or exceeds 15% of our new subscribers within that same 30 day period, and if we fail to meet the established disconnect percentage within 30 days of notice from Qwest of an unacceptable disconnect percentage, Qwest may terminate the agreement and no usage commission will be payable by Qwest. The industry standard for such disconnects average 15% of subscribers within the first three months of the date service is sold to a subscribers, 12% for the three months after the initial three month period, and 7% for each month thereafter.

         Pursuant to the terms of the agreement, Qwest advanced us approximately $175,000 as of March 31, 1998. Commissions earned for the referral of customers will be offset against these advances. Advances made in excess of commissions earned are offset against advances payable by us on the earlier of the termination of the agreement or twelve months from the date of the agreement. Each party may terminate this agreement at any time during a renewal term upon 30 days prior written notice. Qwest may cancel this agreement if we fail to attain the agreed upon monthly revenue volume from our subscribers discussed above.

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

         We view our strategic relationships as a key factor in our overall business strategy; however, there can be no assurance that our vendor affiliates will view their relationships with us as significant to their own business or that they will not reassess their commitment to us in the future. There can be no assurance that any agreement with a vendor would be specifically enforceable by us. Our arrangements with our vendors generally may be terminated by either party with little notice. There can be no assurance that these relationships will be successful. In the event that any one or more of our strategic relationship is discontinued for any reason, our business, results of operations and financial condition may be materially adversely affected. In addition, there can be no assurance that we will be successful in establishing additional vendor relationships.

SALES AND MARKETING.

         Our sales and marketing strategy is designed to strengthen awareness of our brand, increase online traffic, build member loyalty, maximize repeat purchases, increase the size and frequency of electronic commerce transactions and develop additional revenue opportunities.

           (a)  Marketing our website.

           We expect that the marketing of our services will be primarily by word-of-mouth and indirect promotions by members with links to our website through the use of our services. We believe that such relationship marketing (along with our unique equity participation and rebate incentives) will generate a substantial amount of additional traffic and new members. To augment these marketing efforts, we intend to initiate a more formal and aggressive brand promotional campaign to enhance membership growth, and draw additional advertisers and commerce partners.

           (b) Product marketing.

           We will apply a direct marketing program, modeled after traditional direct mail campaigns, to generate product sales. As we gather additional information about our members, we intend to further target our offers and increase our range of product offerings. Information obtained from a member is treated as confidential.

WAREHOUSING AND FULFILLMENT.

         We will be totally dependant on vendors and distributors for all of our product and service fulfillment. We have no fulfillment operation or facility of our own; accordingly, we will need to establish and maintain relationships and affiliations with a broad array of vendors and distributors in order to offer our members a broad based product mix at competitive and discounted prices. We will not maintain an inventory in any product line.

         We will use automated interfaces for accepting, sorting and processing orders to enable us to achieve the most rapid and economical purchase and delivery terms. All of our orders will be processed online. Once we receive an order, we will send a confirmation by e-mail to the customer. At the end of each day, we will send all orders to our vendors and distributors for processing. Our vendors and distributors will then pack and ship orders, providing confirmation to us along with UPS shipping information for all ground-shipped U.S. orders. We will forward shipping information by e-mail to customers along with a link to UPS for package tracking. There can be no assurance that we will successfully establish and, if established, maintain relationships and affiliations with vendors and distributors on terms satisfactory to us.

TECHNOLOGY AND INFRASTRUCTURE.

         Our systems are designed for portability, efficiency and growth. Using state of the art technology from Windows NT and Unix technology we have created a custom solution that is based on high bandwith access, latest server technology and redundant storage systems. We have placed an emphasis on portability of our application modules in order to support the migration of systems as they encounter the added demand of a fast growing customer base. Our access to the Internet is reinforced with multiple support providers and daily and weekly backups to minimize data loss as a result of system failure. A high degree of automation is employed to assure quality of service as well as cost-efficient operation of our system. We continue to monitor and upgrade components of our infrastructure with the goal of providing highly productive user experience to our members.

COMPETITION.

         The market for electronic commerce direct selling channels on the Internet is new and rapidly evolving, and competition for members, consumers and visitors is intense and is expected to increase significantly in the future. Barriers to entry are relatively insubstantial. We believe that the principal competitive factors for companies seeking to create electronic commerce networks on the Internet are critical mass, functionality, brand recognition, member affinity and loyalty, broad demographic focus and open access for visitors. Established companies which are primarily focused on creating electronic commerce networks on the Internet and with whom we will compete, include:
Amazon.com, Value America, Shopping.com, Buy.com, the NetMarket division of Cendent Corporation, and Ebay.com. We could also face competition in the future from Web directories, search engines, shareware archives, content sites, commercial online service providers, sites maintained by Internet service providers, traditional media companies and other entities that attempt to or establish electronic commerce networks on the Internet by developing their own community or acquiring one of our competitors.

         Nearly all of our existing and potential competitors, including Web directories and search engines and large traditional media companies, have longer operating histories in the Web market, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than us. Such competitors are able to undertake more extensive marketing campaigns for their brands and services, and make more attractive offers to potential employees, vendor affiliates, commerce companies and third-party content providers. There can also be no assurance that we will be able to compete successfully against our current or future competitors or that competition will not have a material adverse effect on our business, results of operations and financial condition.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS.

         We have recently submitted an application to register the servicemark, "YouNetwork" with the United States Patent and Trademark Office. We currently have no patents and we do not anticipate that patents will become a significant part of our intellectual property in the foreseeable future. We regard our technology as proprietary and will attempt to protect out Tracking and net value by relying on trademark, service mark, copyright and trade secret laws and restrictions on disclosure and transferring title and other methods. We will enter into confidentiality or license agreements with our employees and consultants, and we will attempt to limit access by vendors of our proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our proprietary information without authorization or to develop similar technology independently. Policing unauthorized use of our proprietary information is difficult. Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related businesses are uncertain and still evolving, and no assurance can be given as to the future viability or value of any of our proprietary rights.


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



EMPLOYEES.

         As of June 8, 1999, we had five full-time employees. Our future success will depend, in part, on our ability to continue to attract, retain and motivate highly qualified technical and management personnel, for whom competition is intense. From time to time, we also employ independent contractors to support our research and development, marketing, sales and support and administrative organizations. Our employees are not covered by any collective bargaining agreement, and we have never experienced a work stoppage. We believe our relations with our employees are good.

FACILITIES.

         Our headquarters are currently located in a leased facility in the Borough of Manhattan, New York, New York, consisting of approximately 1,000 square feet of office space, which is under a lease that expires April 3, 2003. We will carry business interruption insurance but not a secondary "off-site" system or a formal disaster recovery plan. Our business interruption insurance policy coverage is up to $750,000. We also have a data processing policy covering hardware for up to $1,000,000 and software up to $250,000 in connection with our internet services. We will carry a Data Loss Insurance Policy when our website is operational to cover any losses as a result of certain security breaches. Our present network operations and bandwith infrastructure located at our facility is capable of handling expected customer demand for the next 6 month, after six months we will have to expand to accommodate expected growth. There can be no assurance we will be successful in addressing such growth, and any failure to do so could have a material adverse effect on our business, results of operations and financial condition.

                                   MANAGEMENT

DIRECTORS AND OFFICERS.

         Our directors and executive officers and their respective ages as of June 10, 1999, are as follows:

NAME                              AGE     POSITION
----                              ---     --------
Kyle S. Taylor..................  41      President and Director
Don S. Senerath.................  29      Chief Executive Officer, and Director
Peter R. Silverman..............  52      Director

KYLE S. TAYLOR, PRESIDENT.

         Kyle S. Taylor has been our President since our inception in January 1998. After attending the University of Tennessee, Mr. Taylor spent twelve years in the retail apparel business both working as an executive with a division of Federated Corporation as well as owning and operating a privately held retail business. In 1994, Mr. Taylor was hired by Delta Woodside Industries, a NYSE textile conglomerate, as Vice President of Merchandising with responsibilities for product development, brand marketing and merchandising. During his tenure at Delta Woodside he developed and implemented several marketing campaigns, including a national product launch in conjunction with Sears Corporation, J.C. Penny, Federated Department Stores and other major retail accounts. In 1996, Mr. Taylor pursued new opportunities in the On-Line Marketing. As Marketing Director for Interactive Imaginations, the owners of Riddler.com and The Commonwealth Network, he was responsible for developing electronic commerce programs with on-line retailers and corporate sponsors such as CitiBank, LCI International, Kodak, America On-line, Barnes & Noble and others.

DON S. SENERATH, CHIEF EXECUTIVE OFFICER.

         Don S. Senerath has been our Chief Executive Officer since our inception in January 1998. Mr. Senerath is also an officer of International Computing LLC (formerly known as Digital Pulp Technologies LLC), a Manhattan based new media consulting and development firm which he founded in 1997. In the last five years, International Computing has developed large scale back-end electronic commerce systems for major corporations in the telecom, commercial capital, entertainment and computer industries. From 1994 through 1997, Mr. Senerath was employed as the chief engineer at Integrated Media Inc., where he developed a full scale internet system for Miramax Films, and interactive television products for Nynex, for which he was awarded the Nynex Quality Award in 1995. In 1994, Mr. Senerath received a Bachelor of Science degree in Electrical Engineering and Computer Science from Cornell University, where his academic research concentrated on the compression and delivery of media with applications in marketing and distribution.

PETER R. SILVERMAN, DIRECTOR.

         Peter R. Silverman has been our director since December 1998. Mr. Silverman has been a practicing attorney for over 27 years and has specialized in the development of start up companies in the telecom industry. He is the founding member of the law firm Silverman, Collura, Chernis and Balzano, P.C. Mr. Silverman received a bachelor of arts degree from George Washington University in 1967, and a law degree from Brooklyn Law School in 1970.

         All Directors hold office until the next annual meeting of the stockholders and until their successors have been duly elected and qualified. Executive Officers are elected by and serve at the direction of the Board of Directors. There are no family relationships among any of our Directors or Executive Officers.


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


DIRECTOR COMPENSATION.

         Our directors receive no cash compensation for their services as Board members or committee members and are not reimbursed for expenses incurred in connection with attending Board and committee meetings.

EXECUTIVE COMPENSATION.

         The following table sets forth certain information concerning compensation to our Chief Executive Officer and each of our other most highly compensated executive officers whose aggregate salary, bonus and other compensation exceeded $100,000 during the fiscal year ended December 31, 1998.

                                    Annual Compensation                  Long-Term Compensation
                                    -------------------                  ----------------------
                                                              Other Annual Restricted Securities

                                                                        Stock       Underlying     LTIP     All Other
Name and Principal     Year    Salary      Bonus        Compensation    Awards     Options/SARs   Payouts  Compensation
------------------     ----    ------      -----        ------------    ------     ------------   -------  ------------
Don S. Senerath,
CEO                    1998      -0-        -0-              -0-          -0-           -0-         -0-       $89,425

Kyle S. Taylor,        1998    $65,251      -0-              -0-          -0-           -0-         -0-          -0-
President


AGREEMENTS.

         Currently we do not have any employment agreements with our employees or key personnel; however, Messrs. Taylor and Senerath are subject to certain terms of an agreement among us, Messrs. Taylor and Senerath.

         Pursuant to a stock and warrant purchase agreement, dated as of December 4, 1998 if the employment of Kyle S. Taylor, President or Don S. Senerath, Chief Executive Officer is terminated by us without substantial cause, as defined in the Agreement the terminated executive will receive compensation equivalent to twelve times his monthly compensation during the month immediately prior to the termination date, which compensation shall be paid quarterly in advance.

         The stock purchase agreement also provides that for a period of two (2) years from the date of termination of employment, with the exception of termination by us without substantial cause, the terminated executive will not:

o directly or indirectly, engage in the business of electronic commerce with respect to buying or selling of consumer products through a membership network or buying syndicate which offers its members purchase incentives or which utilizes programs and/or systems which duplicate or are similar to the programs and systems which have been developed exclusively by or for us ; or

o    solicit our employees or our clients.

         International Computing, LLC, formerly known as Digital Pulp Technologies, LLC, provides software and system integration consultation services in connection with our efforts to build out our website and to develop our proprietary tracking technology. Don S. Senerath, our Chief Executive Officer, is a member of International Computing. For the period from inception through December 31, 1998, we paid $89,425 for such consulting services. In March 1999, we entered into an oral agreement with International Computing to continue to provide software and systems integration consultation services to us and will be paid $50,000 per month for such services through completion of the proprietary software development. Mr. Senerath has not received a salary from us.

STOCK OPTION PLAN.

         In April 1999, we adopted the 1999 Stock Option Plan. The purpose of the plan is to enable us to attract, retain and motivate key employees, directors, and consultants, by providing them with stock options. Options granted under the plan may be either incentive stock options, as defined in
Section 422A of the Internal Revenue Code of

1986, or non-qualified stock options. We have reserved 2,000,000 shares of class C common stock for issuance under the plan. As of the date of this prospectus, no options have been granted pursuant to the plan.

         Our board of directors will administer the plan. Our board has the power to determine the terms of any options granted under the plan, including the exercise price, the number of shares subject to the option, and conditions of exercise. Options granted under the plan are generally not transferable, and each option is generally exercisable during the lifetime of the holder only by the holder. The exercise price of all incentive stock options granted under the plan must be at least equal to the fair market value of the shares of common stock on the date of the grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our stock, the exercise price of any incentive stock option granted must be equal to at least 110% of the fair market value on the grant date. The term of all incentive stock options under the plan may not exceed ten years, or five years in the case of 10% owners. Our board of directors approve the terms of each stock option. These terms are reflected in our written stock option agreement.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS.

         Our Certificate of Incorporation, as amended, and our bylaws provides that the liability of our directors for monetary damages shall be limited to the fullest extent permissible under Delaware law. We may enter into indemnification agreements with our directors and officers.

         This provision in the Certificate of Incorporation does not eliminate a director's duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available. Each director will continue to be subject to liability for breach of the director's duty of loyalty to us, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of us or our stockholders, for any transaction from which the director derived an improper personal benefit, for improper transactions between the director and us and for improper loans to stockholders and loans to directors and officers. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

         Insofar as indemnification for liabilities may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         There is no pending litigation or proceeding involving our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

                              CERTAIN TRANSACTIONS

         Pursuant to a stockholders' agreement, dated as of December 4, 1998, among Kyle S. Taylor, Don S. Senerath (the "Management Stockholders"), Dalia Silverman and Kleopatra Georgiades (the "Original Investors") and us; our Board of Directors, the Management Stockholders and Original Investors who owned 77.3% of our common stock agreed to vote their shares of common stock to elect a Board of Directors consisting of three directors one of whom was designated by the Original Investors, and two of whom were designated by the Management Stockholders. The ratio of directors designated by the Original Investors to those designated by the Management Stockholders shall be maintained in the event the Board is increased in number. Pursuant to the stockholders' agreement, no significant transaction can be approved without the unanimous approval of all of the directors. A significant transaction is defined as:

o    any creation of any class of capital stock;

o the sale or issuance of shares of capital stock, warrants or other securities convertible into or exchangeable for capital stock;

o    any declaration or issuance of any dividend;

o    any transaction or contract with a value of $10,000 or more;

o any amendment to or modification of any provision of our Certificate of Incorporation or By-laws;

o    any change in our auditors;

o    any consolidation or merger of us;

o    any executive employment contract;

o payment of salaries to any officer at a rate of more than $85,000 per annum; and

o    election of officers.

         The stockholders' agreement also provides for certain bring along rights and rights of first refusal among the Management Stockholders and the Original Investors with respect to any sale of their shares. The stockholders' agreement terminates on December 1, 2010, or such earlier time as either:

o the Original Investors no longer own at least 10% of our common stock on a fully diluted basis; or

o we have completed a public offering of its securities resulting in net proceeds to us of at least $10,000,000.

         Pursuant to a December 4, 1998, stock sale agreement among us, the Management Stockholders and the Original Investors, the Original Investors purchased from us, for an aggregate purchase price of $200,000: (a) an aggregate of 8,910,000 shares of common stock (the "Purchased shares") representing 27% of the issued and outstanding common stock, on a fully diluted basis; and (b) Options (the "Purchase Options") to purchase in the aggregate such number of shares of common stock, at nominal consideration, as shall equal, in the aggregate when added to our Purchased shares, 27% of our issued and outstanding common stock on a fully diluted basis, immediately following the sale of additional common stock by us in consideration of the first $400,000 of common stock sale proceeds received by us following December 4, 1998.

         The proceeds from the sale of our shares to the Original Investors was used for software development in the approximate amount of $68,000, legal expenses in the amount of $10,000, and $122,000 to salaries, office expenses and general administrative costs. In March of 1999, the Original Investors exercised the Purchase Options following a private placement in March of 1999 to accredited investors only for the sale of 4,630,000 class C shares by us to accredited investors for consideration of $463,000. Proceeds from the private placements is being used for salaries and fees, network expansion, equipment upgrades, and development costs in connection with our proprietary software, tracking.

         As a result of their March 1999 exercise of their respective Purchase Options, the Original Investors each received 739,726 shares of our class C common stock. The $463,000 raised from the private placement in March of 1999, was used for salaries, fees and working capital.

         Currently we do not have any employment agreements with our employees or key personnel; however, pursuant to the stock sale agreement if either Mr. Taylor's or Mr. Senerath's employment with us is terminated without substantial cause, as defined in the Agreement, the terminated executive will receive compensation equivalent to twelve times his monthly compensation during the month immediately prior to the termination date, which compensation shall be paid quarterly in advance.

         Under the agreement, Mr. Taylor and Mr. Senerath have agreed that for a period of two years from the date of termination of employment, with the exception of termination by us without substantial cause, they will not, directly or indirectly, engage in the business of electronic commerce with respect to buying or selling of consumer products through a membership network or buying syndicate which offers its members purchase incentives or which utilizes programs or systems which duplicate or are similar to the programs and systems which have been developed exclusively by or for us; or (ii) solicit our employees or its clients.

         On February 3, 1999, YouNetwork, a New York corporation, merged with and into us, the surviving corporation. Pursuant to the agreement and plan of merger, dated February 3, 1999, all shareholders of the New York corporation exchanged their common stock for our class C common stock $.0001 par value per share, on a basis of 330,000 shares of our class C common stock for each outstanding share of the New York corporation. The reason for the merger was to take advantage of the laws of the State of Delaware.

         In March of 1999, and April of 1999, we sold 6,680,000 shares of our class C common stock for $1,488,000 to accredited investors. Proceeds from the private placements will be used for network expansion, equipment upgrades, and development costs in connection with our proprietary software, tracking.

         We believe that all of the transactions set forth above with persons affiliated with us were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of June 8, 1999, and as adjusted for the sale of the securities offered by this prospectus, the number and percentage of outstanding shares of common stock beneficially owned by each person who beneficially owns:

o    more than 5% of the outstanding shares of our common stock;

o    each of our officers and directors; and

o    all of our officers and directors as a group.

         Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock which is issuable: (a) upon the exercise of a Warrant or Stock Option which is presently exercisable or which becomes exercisable within 60 days of [_________1999], or (b) upon the exercise of a Warrant or Stock Option which is presently exercisable or which becomes exercisable within 60 days of [________, __, 1999], are deemed outstanding. Percentage of beneficial ownership is based upon 41,159,452 shares of common stock outstanding prior to the offering and 43,159,452 shares of common stock outstanding after the offering, as of [_____ __, 1999]. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.

                  Except as otherwise noted, the persons named in this table, based upon information provided by these persons, have sole voting and investment power with respect to all shares of common stock owned by them. Dalia Silverman is the wife of Peter R. Silverman, one of our directors. Mr. Silverman disclaims any beneficial ownership in the shares owned by his wife, Dalia Silverman. There is no family relationship between Kleopatra Georgiades and any of our directors or officers.

         Unless otherwise indicated, the address of each beneficial owner is c/o YouNetwork Corporation, 220 East 23rd Street, Suite 607 New York, New York 10010. The percentages shown after the completion of this offering assumes the sale of the 1,000,000 class A shares and 1,000,000 class B shares of our common stock offered in this prospectus.

                                            Number of
Name and Address of                    shares Beneficially   % Beneficially Owned   % Beneficially Owned
Beneficial Owner(1)                           Owned              Before offering       After offering
-------------------                    -------------------   ---------------------   --------------------
Kyle S. Taylor                               9,637,500               23.4%                  22.3%
Don S. Senerath                             12,575,000               30.6%                  29.1%
Dalia Silverman(2)                           4,682,226               11.4%                  10.8%
Kleopatra Georgiades(3)                      4,904,726               11.9%                  11.4%
Spencer Trask Partners                       4,000,000                9.7%                   9.3%

All Officers and Directors as a
Group (2 persons)                           22,212,500               54.0%                  51.4%


DESCRIPTION OF SECURITIES

         Upon the closing of the offering, we will be authorized to issue up to:
(a) 1,500,000 shares of class A common stock; (b) 1,500,000 shares of class B common stock; and (c) 247,000,000 shares of class C common stock, $.0001 par value per share. The following summary of certain provisions of the common stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of YouNetwork's Restated and Amended Certificate of Incorporation, which is included as an exhibit to the registration statement, of which this prospectus is a part, and by the provisions of applicable law.

COMMON STOCK.

         As of April 19,1999, there were 41,159,452 shares of class C common stock outstanding that were held of record by approximately 52 stockholders, assuming conversion of all warrants outstanding as of June 10, 1999.
There were no class A shares or class B shares outstanding as of June 9, 1999.

         The holders of class A, class B and class C shares of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. We do not have cumulative voting rights in the election of directors; accordingly, holders of a majority of the shares voting are able to elect all of the directors. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all of our assets remaining after payment of liabilities. Holders of common stock have no preemptive or other subscription of conversion rights. There are no redemption or sinking fund provisions applicable to our common stock.

LOCK-UP PERIOD AND CONVERSION OF CLASS A SHARES.

         A holder of our class A shares shall be subject to a lock-up period and shall not, directly or indirectly, offer, sell, pledge, grant any option to purchase, or otherwise sell or dispose of any class A shares for a period of 12 months after this offering. There are no exceptions to the lock-up period. After 12 months from the date of this offering, one class A share shall be automatically converted into one class B share. members who purchase class A shares will acknowledge on our website that they accept and agree to the class A shares lock-up period and its conversion into class B shares before being sold the class A shares.

                              PLAN OF DISTRIBUTION

         The securities are being offered by us through our officers. No selling discounts, commissions or other form of remuneration will be paid in connection with the offering. In those states that require a registered broker\dealer to act on behalf of an issuer selling its own securities we have engaged the services of Corinthian Partners, L.L.C., a registered broker\dealer. We have engaged the services of Corinthian Partners solely in connection with the offer and sale of our securities in those states which require a registered broker\dealer.

CLASS A SHARE.

         We will distribute one class A share, for an aggregate of 250,000 class A shares, to each of the first 250,000 members of our consumer network at no cost. The remaining 750,000 class A shares will be distributed to members based on their net value. Each member will receive one class A share for each whole point of net value they achieve as a result of direct and indirect referrals, until such time as all the 750,000 class A shares have been distributed.

CLASS B SHARE.

         When a member or the member's direct or indirect referral purchases a product or service, a cash rebate is recorded in a member's pending rebate balance. A member will receive a rebate based upon purchases he or she makes as well as the purchases made by a new member who they refer, a direct referral. A member will also receive rebates based upon purchases by any indirect referral, i.e., an individual who is referred to us by the member's direct referral. A member's referral is tracked to the fifth level of referral. By way of example, a member who is being tracked refers member number one, the first level referral; member number one refers member number two, the second level referral; member number two refers member number three, the third level referral; member number three refers member number four, the fourth level referral, and member number four refers member number five, the fifth level referral. Rebates will be credited to the account of the tracked member for purchases made by first level referrals based upon a designated rebate percentage. A rebate at descending percentage rates will be credited to the account of a tracked member for purchases made by the second through fifth level referrals.

         When a member or the member's direct or indirect referral purchases a product or service, a cash rebate is recorded as a member's pending rebate balance. The pending rebate balance is not available to the member until the transaction has been confirmed and the applicable time period in which a product may be returned has elapsed, which varies from 5 to 40 business days. The pending rebate balance is then transferred to a member's available rebate balance. A member can choose to receive any portion of the available rebate balance in the form of cash, use it to purchase other products or services or apply the rebate balance to purchase class B shares at the purchase price of $1.00 of available rebate dollars. For example, if a member purchased a book on our website for $20.00 with a $1.25 rebate, and we have a 30-day return policy on our books, the $1.25 rebate is recorded in the member's pending rebate balance. If the product is not returned within 30 days and the transaction confirmed, the $1.25 is transferred from the member's pending balance to his or her available rebate balance. We will distribute the class B shares to our members until such time as all the class B shares included in the registration statement, of which this prospectus forms a part, are fully distributed.

         We plan to publish the final prospectus, which is a part of this registration statement, on the Internet World Wide Web at www.YouNetwork.com. We will only offer the securities in this offering to those members who consent to accept electronic delivery of our final prospectus.

         Record ownership of class A and class B shares shall be made by bookkeeping entry. A member will receive confirmation of ownership in our uncertificated securities by e-mail. Members requesting a stock certificate to evidence their ownership in our securities will be charged a nominal fee for shipping and handling.

            Holders of class A shares will not be permitted to directly or indirectly, offer sell, pledge, grant any option to purchase, or otherwise dispose of class A shares for a period of 12 months after the offering. After 12 months from the date of this offering - class A shares shall be automatically converted into class B shares.

         The price at which the class B shares are offered has been established without independent appraisal by management and has no relationship to the book value per share, our earnings, or other generally accepted measurement of value.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market, or the availability of shares for sale, could adversely affect the prevailing market price of our common stock and our ability to raise capital through an offering of equity securities.

         Sales of a substantial number of shares of common stock after the offering could adversely affect the market price of the common stock and could impair our ability to raise capital through the sale of equity securities. Upon completion of the offering we will have outstanding 43,159,452 shares of common stock.

         41,159,452 shares of class C common stock were sold by us in private transactions in reliance on exemptions from the registration requirements and are "restricted securities" as that term is defined under Rule 144. Such shares would be eligible for sale within one year under Rule 144, subject to certain volume restrictions and other conditions imposed thereby, commencing February 4, 2000.

         Prior to the offering there has been no public market for the securities offered hereby. We have not applied to have the securities listed on any market and do not presently intend to do so. We may in the future apply to have the securities listed on the Nasdaq SmallCap Market. A limited market may develop on the over the counter bulletin board after completion of this offering, of which there can be no assurance. Even if such a market developed, it would still be more difficult for an investor to dispose of, or obtain quotations as to the securities offered hereby rather than a security traded on the NASDAQ small cap market or a national securities exchange.

         The class A shares are subject to a lock-up period in which a holder will be unable to they shall not directly or indirectly, offer, sell, pledge, grant any option to purchase, or otherwise sell or dispose of any of our shares for a period of twelve months after the offering without our prior written consent. Class A shares shall automatically be converted into class B shares after the twelve month period.

         The purchase price of the class B shares has been arbitrarily determined by us and is not necessarily related to our assets, book value, results of operations, or any other established criteria of value. There can be no assurance that an active trading market for the securities will develop or be sustained following the closing of the offering.

                        DISCLOSURE OF COMMISSION POSITION
                        ON INDEMNIFICATION FOR SECURITIES
                                 ACT LIABILITIES

         Section 145 of the Delaware General Corporation Law, as amended, authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceedings, whether civil, criminal, administrative or investigative, to which such person is a party by reason of being one of our directors or officers if it is determined that the person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Article 9 of our certificate of incorporation provides for the indemnification of directors and officers to the full extent permitted by Delaware law.

         We may also purchase and maintain insurance for the benefit of any director or officer which may cover claims for which we could not indemnify such person.

         Insofar as indemnification for liabilities may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

                          TRANSFER AGENT AND REGISTRAR.

         We will act as our own transfer agent and registrar for our uncertificated class A and class B shares. Our address is 220 East 23rd Street, Suite 607 New York, New York 10016, and our telephone number is (212) 576-2030.

                                  LEGAL MATTERS

         The validity of the common stock offered hereby will be passed upon for YouNetwork Corporation by Silverman, Collura & Chernis, P.C. New York, New York.

                                     EXPERTS

         The financial statements included in this prospectus and elsewhere in the registration statement as of December 31, 1998, and from January 14, 1998, (date of inception) to December 31, 1998, have been audited by Mahoney Cohen & Company, CPA, P.C., independent auditors, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

         The report of Mahoney Cohen & Company, CPA, P.C. covering the December 31, 1998, financial statements contains an explanatory paragraph that states that we have incurred losses since inception and expects to incur losses for the foreseeable future, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of reported assets amounts or the amounts and classification of liabilities that might result from the outcome of that uncertainly.

                             ADDITIONAL INFORMATION

         With respect to the securities offered hereby, we have filed with the principal office of the Securities and Exchange Commission in Washington, D.C., a registration statement on Form SB-2. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto, to which reference hereby is made. Each statement made in this prospectus concerning a document filed as an exhibit to the registration statement is not necessarily complete and is qualified in its entirety by reference to such exhibit for a complete statement of its provisions. Any interested party may inspect the registration statement and its exhibits without charge, or obtain a copy of all or any portion thereof, at prescribed rates, at the public reference facilities of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Information on the Operation of the Public Reference Room can be obtained by calling the Commission at 1-800-SEC-0330. The registration statement and exhibits may also be inspected at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 7 World Trade Center, Suite 1300, New York, New York 10048, or the Commissions website located at www.sec.gov.

         We are not currently a reporting company under the Securities and Exchange Act of 1934, and therefore we have not filed any reports with the Securities and Exchange Commission.. Upon completion of this offering we intend to file reports with the Securities and Exchange Commisson under the Securities Act of 1933, and to furnish to our security holders annual reports containing audited financial statements reported on by independent auditors, and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year by electronic delivery on our website at www.YouNetwork.com.

                             YOUNETWORK CORPORATION
                          (A Development Stage Company)

                              Financial Statements

                                 March 31, 1999

                             YOUNETWORK CORPORATION
                          (A Development Stage Company)

                                      Index

                                                                                                           Page
                                                                                                           ----
Independent Auditor's Report                                                                            F-1 - F-2

Balance Sheets as of December 31, 1998 and March 31, 1999
    (Unaudited)                                                                                               F-3

Statement of Operations for the Period from Inception (January 14, 1998) to
    December 31, 1998, the Three Months Ended March 31, 1999 (Unaudited) and the
    Period from
    Inception (January 14, 1998) to March 31, 1999 (Unaudited)                                                F-4

Statement of Changes in Stockholders' Equity for the Period from Inception
    (January 14, 1998) to December 31, 1998
    and the Three Months Ended March 31, 1999 (Unaudited)                                                     F-5

Statement of Cash Flows for the Period from Inception (January 14, 1998) to
    December 31, 1998, the Three Months Ended March 31, 1999 (Unaudited) and the
    Period from
    Inception (January 14, 1998) to March 31, 1999 (Unaudited)                                          F-6 - F-7

Notes to Financial Statements                                                                          F-8 - F-17

                          INDEPENDENT AUDITOR'S REPORT





The Board of Directors
YouNetwork Corp.


                We have audited the accompanying balance sheet of YouNetwork Corporation (formerly YouNetwork Corp.), a development stage company, as of December 31, 1998, and the related statements of operations, changes in stockholders' equity and cash flows for the period from inception (January 14, 1998) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

                We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

                In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of YouNetwork Corporation (formerly YouNetwork Corp.), a development stage company, as of December 31, 1998, and the results of its operations and its cash flows for the period from inception (January 14, 1998) to December 31, 1998, in conformity with generally accepted accounting principles.

                As more fully described in Note 1 to the financial statements, the Company is in the development stage, has incurred losses since inception of approximately $163,000 and expects to incur net losses for the foreseeable future. At December 31, 1998, the Company had a working capital deficit of approximately $57,000. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans as to these matters are also described in Note 1. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.




                                          /s/ MAHONEY COHEN & COMPANY, CPA, P.C.

New York, New York
January 20, 1999, except for Note 11
   first paragraph as to which the date
   is February 3, 1999, second paragraph
   as to which the date is February 8, 1999 and the third and fourth paragraphs as to which the date is April 19, 1999

                             YOUNETWORK CORPORATION
                          (A Development Stage Company)
                                 Balance Sheets

                                                           December 31,   March 31,
                                                                1998         1999
                                                           ------------   --------
                                                                        (Unaudited)
                                     ASSETS
Current assets:
    Cash                                                     $ 178,068    $ 355,902
    Other current assets                                           672       12,003
                                                             ---------    ---------
                Total current assets                           178,740      367,905
Property and equipment, net (Notes 3 and 4)                     47,369       43,882
Other assets:
    Software development costs (Notes 2 and 7)                  69,425      234,425
    Deferred registration costs                                   --         62,047
    Security deposits                                            3,500        4,700
                                                             ---------    ---------
                Total other assets                              72,925      301,172
                                                             ---------    ---------
                                                             $ 299,034    $ 712,959
                                                             =========    =========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Deferred revenue (Note 5)                                $ 175,000    $ 175,000
    Current portion of capital lease obligation (Note 4)        14,000       14,388
    Due to related party (Note 7)                               23,150       59,190
    Accounts payable                                             9,224       22,737
    Other current liabilities                                   14,729       10,148
                                                             ---------    ---------
                Total current liabilities                      236,103      281,463
Capital lease obligation (Note 4)                               25,554       21,808
Commitment (Note 10) Stockholders' equity (Note 9):
    Common stock:
        Class A - par value $.0001 per share,
           Authorized - 1,500,000 shares
           No shares issued and outstanding                       --           --
        Class B - par value $.0001 per share,
           Authorized - 1,500,000 shares
           No shares issued and outstanding                       --           --
        Class C - par value $.0001 per share,
           Authorized  - 247,000,000 shares,
           Issued and outstanding - 33,000,000 shares at
              December 31, 1998 and 39,109,452 shares at
              March 31, 1999                                     3,300        3,911
    Additional paid-in capital                                 196,900      659,289
    Deficit accumulated during the development stage          (162,823)    (253,512)
                                                             ---------    ---------
                Total stockholders' equity                      37,377      409,688
                                                             ---------    ---------
                                                             $ 299,034    $ 712,959
                                                             =========    =========

                             YOUNETWORK CORPORATION
                          (A Development Stage Company)
                            Statements of Operations

                                                                                                      For the Period
                                                     For the Period              For the              From Inception
                                                     From Inception              Three Months         (January 14, 1998)
                                                     (January 14, 1998) to       Ended                to
                                                     December 31, 1998           March 31, 1999       March 31, 1999
                                                     -------------------         --------------       --------------
                                                                               (Unaudited)            (Unaudited)
Revenue                                               $    --                   $    --                  $    --

Expenses:
    Compensation                                         67,251                    24,854                   92,105
    Development costs                                    20,000                      --                     20,000
    General and administrative                           66,089                    60,372                  126,461
    Depreciation and amortization                         7,508                     4,400                   11,908
    Interest expense                                      1,975                     1,063                    3,038
                                                      ---------                 ---------                ---------
                Total expenses                          162,823                    90,689                  253,512
                                                      ---------                 ---------                ---------

Net loss during the development stage                 $(162,823)                $ (90,689)               $(253,512)
                                                      =========                 =========                =========

Net loss per common share, basic and
    diluted                                           $    (.01)                $      --                $   (.01)
                                                      =========                 =========                =========


Weighted average of common shares
    outstanding - basic and diluted                  24,916,434                34,993,896              26,968,406
                                                     ==========                ==========              ==========

                             YOUNETWORK CORPORATION
                          (A Development Stage Company)
                  Statement of Changes in Stockholders' Equity
               For the Period from Inception (January 14, 1998) to
                  December 31, 1998 and the Three Months Ended
                           March 31, 1999 (Unaudited)


                                                                                                Deficit
                                                      Common Stock                            Accumulated
Development                                ---------------------------------                   During the
                                                                    Additional                   Paid-In
                                            Shares       Amount      Capital       Stage          Total
                                            ------       ------      -------       -----          -----
Issuance of 24,090,000 shares of common
stock on January 22, 1998 for cash (at
    less than $.01
    per share)                            24,090,000   $    2,409   $   (2,209)   $     --      $      200

Issuance of 8,910,000 shares of
    common stock on December 4,
    1998 for cash (at $.02 per share)      8,910,000          891      199,109          --         200,000

Net loss for the period from
    inception (January 14, 1998)
    to December 31, 1998                        --           --           --        (162,823)     (162,823)
                                          ----------   ----------   ----------    ----------    ----------

Balances, December 31, 1998               33,000,000        3,300      196,900      (162,823)       37,377

Issuance of 4,630,000 shares
    of common stock on
    March 22, 1999 for cash
    (at $.10 per share)                    4,630,000          463      462,537          --         463,000

Exercise of common stock
    purchase warrants for no
    cash proceeds in accordance
    with anti-dilutive provisions
    (Notes 9 and 11)                       1,479,452          148         (148)         --            --

Net loss for the three months
    ended March 31, 1999
    (unaudited)                                 --           --           --         (90,689)      (90,689)
                                          ----------   ----------   ----------    ----------    ----------
Balances, March 31, 1999
    (unaudited)                           39,109,452   $    3,911   $  659,289    $ (253,512)   $  409,688
                                          ==========   ==========   ==========    ==========    ==========

                             YOUNETWORK CORPORATION
                          (A Development Stage Company)
                             Statement of Cash Flows

                                                                                                        For the Period
                                                             For the Period          For the             From Inception
                                                             From Inception        Three Months       (January 14, 1998)
                                                             (January 14, 1998) to     Ended                  to
                                                              December 31, 1998    March 31, 1999        March 31, 1999
                                                             -------------------   --------------        --------------
                                                                                   (Unaudited)          (Unaudited)
Cash flows from operating activities:
    Net loss during the development stage                    $   (162,823)         $    (90,689)        $    (253,512)
    Adjustments to reconcile net loss during
      the development stage to net cash
      provided by (used in) operating
      activities:
        Depreciation and amortization                               7,508                 4,400                11,908
        Change in assets and liabilities:
           Other current assets                                      (672)              (11,331)              (12,003)
           Deferred revenue                                       175,000                -                    175,000
           Due to related party                                    23,150                36,040                59,190
           Accounts payable                                         9,224                13,513                22,737
           Other current liabilities                               14,729                (4,581)               10,148
                                                             ------------          ------------         -------------
                Net cash provided by (used in)
                   operating activities                            66,116               (52,648)               13,468
                                                             ------------          ------------         -------------

Cash flows from investing activities:
    Purchase of property and equipment                             (9,927)                 (913)              (10,840)
    Software development costs                                    (69,425)             (165,000)             (234,425)
    Payment of security deposit                                    (3,500)               (1,200)               (4,700)
                                                             ------------          ------------         -------------
                Cash used in investing activities                 (82,852)             (167,113)             (249,965)
                                                             ------------          ------------         -------------

Cash flows from financing activities:
    Proceeds from issuance of common stock                        200,200               463,000               663,200
    Deferred registration costs                                    -                    (62,047)              (62,047)
    Payments of capital lease obligation                           (5,396)               (3,358)               (8,754)
                                                             ------------          ------------         -------------
                Net cash provided by financing
                   activities                                     194,804               397,595               592,399
                                                             ------------          ------------         -------------

Net increase in cash                                              178,068               177,834               355,902

Cash, beginning of period                                          -                    178,068                -
                                                             ------------          ------------         -------------

Cash, end of period                                          $    178,068          $    355,902         $     355,902
                                                             ============          ============         =============

                             YOUNETWORK CORPORATION
                          (A Development Stage Company)
                       Statement of Cash Flows (Concluded)


                Supplemental Disclosure of Cash Flow Information

                                                                                                        For the Period
                                                             For the Period         For the              From Inception
                                                             From Inception       Three Months         (January 14, 1998)
                                                             (January 14, 1998) to    Ended                    to
                                                              December 31, 1998   March 31, 1999        March 31, 1999
                                                             -------------------   --------------        --------------
                                                                                   (Unaudited)          (Unaudited)
Cash paid during the period for:
    Interest                                                 $      1,975          $      1,063         $       3,038
                                                             ============          ============         =============


      Supplemental Schedule of Non-Cash Investing and Financing Activities

Capital lease obligation incurred for the
    acquisition of new equipment                             $     44,950          $     -              $      44,950
                                                             ============          ============         =============

In March 1999, common stock purchase warrants were exercised and the Company issued 1,479,452 of class C common stock for no cash proceeds.

Note 1 - The Company

             YouNetwork Corp. was incorporated in the State of New York on January 14, 1998. On February 3, 1999, the stockholders of YouNetwork Corp. exchanged their common stock for shares of class C common stock of YouNetwork Corporation (the "Company") (see Note 11). The Company is developing an on-line consumer network comprised of consumers who are Internet shoppers. The Company will market a wide range of branded consumer products and services provided through vendor affiliations at discounted prices to members of its network. Members will earn rebates based on purchases. Members will be able to request rebates as cash, as a credit to future product purchases or to purchase stock in the Company. The Company will not maintain an inventory in any product line which it markets. All product fulfillment and post sale services will be provided by the Company's vendors.

             Basis of Presentation and Management's Plans

             Since its inception, the Company has been primarily engaged in the development of its computer software program, negotiating agreements with its vendors and raising capital. As a consequence, there has not been any operating revenue generated by the utilization of the Company's services and/or products since inception. Management believes that by offering competitively priced products, purchase incentives in the form of rebates and equity participation to members, they can develop an on-line sales channel with low customer acquisition costs.

             The accompanying financial statements have been prepared assuming the Company will continue as a going concern. For the period from inception (January 14, 1998) through December 31, 1998, the Company has incurred a net loss of approximately $163,000 and had a working capital deficit of approximately $57,000 as of

December 31, 1998. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management expects to incur additional losses for the foreseeable future and recognizes the need for an infusion of cash to achieve their business plan. The Company is actively pursuing various options which include seeking additional equity financing. The Company believes it will be able to raise sufficient funds to achieve its planned business objectives through private placements (see Note 11) and through the issuance of stock to members upon commencement of operations of its online consumer network. The Company expects to fund its equipment needs through debt and equity financing. The Company has no bank lines of credit and there can be no assurance that the Company will be able to obtain any needed additional financing on commercially reasonable terms. If the Company is unable to obtain sufficient funds, it may be necessary for the Company to explore other options which could have a material adverse effect on the Company's business. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result.

Note 2 - Summary of Significant Accounting Policies

             Use of Estimates

             The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

             Revenue Recognition

             The Company has entered into contracts with certain vendors whereby the Company will be paid commissions based on purchases by the members of its consumer network. The Company will recognize revenue at the time the goods are shipped or services are provided by its vendors.

             Property and Equipment

             Property and equipment is recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation of property and equipment is computed by the straight-line method over the assets' estimated useful lives ranging from three to five years. Leasehold improvements will be amortized by the straight-line method over the lesser of the term of the related lease or the useful life. Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.

             Software Development Costs

             The Company accounts for its software development costs in accordance with the provisions of Statement of Position 98-1, "Accounting for Costs of Computer Software for Internal Use", issued by the American Institute of Certified Public Accountants ("SOP 98-1"). Under the provisions of SOP 98-1, certain costs incurred in developing internal use software principally in the software application development stage, are eligible for capitalization.

             The Company has developed certain proprietary e-commerce technology for its online systems. Development includes software for its member referral tracking, shopping list and checkout, rebate and reward accounting, credit card transaction engine, automated merchandising and product presentation, as well as data base management tools and reporting programs. Front-end site development includes such items as design and development of the shopping interface, dynamic home page and Internet gateway. Accordingly, during the period from inception (January 14, 1998) to December 31, 1998 and the three months ended March 31, 1999, the Company capitalized $69,425 and $165,000, respectively, of fees incurred related to software application development costs. Such costs will be amortized on a straight-line basis over three years commencing with the substantial completion of the software development. To date, substantially all of the Company's software development has been conducted by an affiliate, International Computing, Inc., formerly Digital Pulp Technologies, Inc. ("Digital") (see Note 7).

             Deferred Registration Costs

             Deferred registration costs will be offset against additional paid-in capital upon the issuance of shares as contemplated in the registration statement (see Note 11). Deferred registration costs will be charged to operations if at such time it is determined that the offering is unsuccessful.

             New Accounting Pronouncement

             In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 is effective for all fiscal periods beginning after June 15, 1999. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether the derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. Management of the Company anticipates that due to its limited use of derivative instruments, the adoption of SFAS No. 133 will not have a material impact on the Company's financial position or results of operations.

             Advertising and Promotion Costs

             Advertising and promotion costs are charged to operations during the period in which they are incurred. Since inception, such costs have been nominal.

             Computation of Net Loss per Common Share

             The Company adopted SFAS No. 128, "Earnings per Share". This statement requires that the Company report basic and diluted earnings (loss) per share for all periods reported. Basic net income (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period, adjusted for the dilutive effect of common stock equivalents, consisting of dilutive common stock options using the treasury stock method.

             For all periods presented, common stock warrants are not included in the computation as they would be anti-dilutive. In the event that the Company was to report net income in future periods, these warrants could have a dilutive effect on future earnings per share calculations in those periods.

             The Company's board of directors declared a 3.65 to 1 stock split of its common stock effective December 4, 1998. The stock split was effective prior to the issuance of shares discussed in Note 9. All share data has been retroactively adjusted for the effect of the stock split on December 4, 1998 and the exchange of stock on February 3, 1999 (see Note 11).

             SFAS No. 123, "Accounting for Stock-Based Compensation", requires entities to recognize as compensation expense over the vesting period the fair value of stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB No. 25 and provide pro forma net income and pro forma income (loss) per share disclosures for employee stock option grants made from 1995 forward as if the fair-value-based method, defined in SFAS No. 123, had been applied.

             The Company has elected to adopt the disclosure-only provision of SFAS No. 123, and as described above, will continue to apply APB No. 25 to account for stock options. Since there were no stock options outstanding at December 31, 1998 and March 31, 1999, there is no pro forma effect on loss per share.

Note 3 - Property and Equipment

             Property and equipment consists of:

                                                                              December 31,             March 31,
                                                                                 1998                    1999
                                                                             ------------            -----------
                                                                                                      (Unaudited)
             Computer equipment                                               $      4,071            $     4,071
             Office equipment                                                        3,706                  4,619
             Leasehold improvements                                                  2,150                  2,150
                                                                              ------------            -----------
                                                                                     9,927                 10,840
             Equipment held under capital lease                                     44,950                 44,950
                                                                              ------------            -----------
                                                                                    54,877                 55,790
             Less:  Accumulated depreciation and
                amortization                                                         7,508                 11,908
                                                                              ------------            -----------
                                                                              $     47,369            $    43,882
                                                                              ============            ===========

Note 4 - Capital Lease Obligation

             Capital lease obligation consists of:

                                                                              December 31,             March 31,
                                                                                 1998                    1999
                                                                             ------------            -----------
                                                                                                      (Unaudited)
                Capital lease obligation, payable in monthly
                installments of $1,472, including interest at 11%, maturing in
                July 2001, secured by specific equipment with a carrying value of approximately $38,700 at December 31, 1998 and $35,000 at
                March 31, 1999

                                                                               $      45,619            $    41,205

             Less:  Amount  representing interest                                       6,065                 5,009
                                                                                -------------           -----------
                                                                                       39,554                36,196

             Less:  Current portion                                                    14,000                14,388
                                                                                -------------           -----------

                                                                               $       25,554           $    21,808
                                                                               ==============           ===========

             Minimum future lease payments under the capital lease as of December 31, 1998 are as follows:

              Year Ending
             December 31,
             -------------
                1999                       $14,000
                2000                        15,620
                2001                         9,934
                                           -------
                                           $39,554

Note 5 - Deferred Revenue

             The Company entered into an agreement in March 1998 with a company which provides long-distance telephone service. The agreement includes provisions for advances to the Company totalling $250,000. At December 31, 1998, the Company had received advances of $175,000. Commissions earned by the Company for the referral of customers to the telephone company are offsetable against these advances. The initial term of the agreement is three years. Advances made in excess of commissions earned and offset against the advances are payable by the Company on the earlier of the termination of the agreement or twelve months from the date of full execution of the agreement.

Note 6 - Income Taxes

             At December 31, 1998, the Company had a U.S. federal and New York State net operating loss carryforward of approximately $162,000 expiring in 2013. The Company has established a valuation allowance with respect to these federal and state carryforwards.

Deferred tax assets:
   Net operating loss carryforwards   $ 65,100
   Valuation allowance                 (65,100)
                                      --------
Net deferred tax assets               $   --
                                      ========

Note 7 - Related Party Transactions

             From inception, the Company has retained the services of Digital, a corporation that is partially-owned by the Company's chief executive officer who is also a significant shareholder of the Company. For the period from inception through March 31, 1999, this individual had not performed any significant services on behalf of the Company in his role as chief executive officer and no compensation expense has been recorded by the Company. Digital has provided software and systems integration consultation services in connection with the Company's development of its proprietary tracking software. Consulting fees paid by the Company to Digital for the period from inception (January 14, 1998) to December 31, 1998 were $89,425, of which $69,425 was capitalized and the balance charged to operations. Consulting fees paid by the Company to Digital and capitalized were $155,000 for the three months ended March 31, 1999. At December 31, 1998 and March 31, 1999, $23,150 and $59,190, respectively, was due to Digital by the Company.

Note 8 - Concentration of Credit Risk

             The Company maintains cash balances at two banks. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000.

Note 9 - Stock Warrants

             On December 4, 1998, the Company issued 8,910,000 shares (the "Purchased Shares") of common stock and common stock purchase warrants (the "Purchase Warrants") for $200,000. These shares represented 27% of the issued and outstanding shares of common stock of the Company on a fully diluted basis. The Purchase Warrants can be used to purchase in the aggregate such number of shares of common stock, at nominal consideration, as shall equal, in the aggregate when added to the Purchased Shares, 27% of the issued and outstanding shares of common stock of the Company on a fully diluted basis, immediately following the sale of additional common stock by the Company in consideration of the first $400,000 of common stock proceeds received by the Company after December 4, 1998. During 1998, no warrants were exercised. During the three months ended March 31, 1999, the warrants were exercised and the Company issued 1,479,452 shares of class C common stock.

Note 10 - Commitment

             Lease

             The Company leases office space under an operating lease expiring in April 2003. As of December 31, 1998, the future minimum lease payments, excluding escalation charges, are as follows:

              Year Ending
             December 31,
             -------------
                 1999                $     21,000
                 2000                      21,000
                 2001                      21,000
                 2002                      21,000
                 2003                       7,000
                                     ------------
                                     $     91,000

             Total rent expense charged to operations for the period from inception (January 14, 1998) to December 31, 1998 and the three months ended March 31, 1999 was approximately $12,100 and $5,700, respectively.

Note 11 - Subsequent Events

             Exchange of Stock


             On February 3, 1999, the stockholders of YouNetwork Corp., a New York corporation, exchanged each share of their common stock for 330,000 shares of class C common stock of YouNetwork Corporation, a recently formed Delaware corporation under common control. Since the entities are under common control, the transaction is to be accounted for in the same manner as a pooling of interest.


             YouNetwork Corporation is authorized to issue common stock as follows:

                                                  Par              Shares
                                                 Value            Authorized
                                                 -----            -----------
             Class A Common stock                $.0001             1,500,000
             Class B Common stock                $.0001             1,500,000
             Class C Common stock                $.0001           247,000,000

             Registration Statement

             On February 8, 1999, YouNetwork Corporation filed a registration statement under the Securities Act of 1933 to register 1,000,000 shares each of class A and class B common stock. The first 250,000 class A shares will be offered at no cost to each consumer who registers to become a member of YouNetwork Corporation's consumer network. The remaining 750,000 class A shares will be distributed to members based upon referring new members to the consumer network. class B shares will be offered to consumer network members at $1.00 per share, which may only be paid with rebates earned by members making purchases on the consumer network.

             Upon the issuance of class A shares, the Company will record a charge to operations for promotions costs for the value of the shares issued based on the most recent private offering. Upon the issuance of class B shares, the Company will record a reduction in the liability for rebates due to members of the consumer network. A liability for rebates due to members and a corresponding charge to cost of goods sold are recorded when members make purchases on the consumer network.

             Private Placements

             Through April 19, 1999, the Company received $1,488,000 from the issuance of 6,680,000 shares of class C common stock from private offerings, pursuant to Regulation D, and issued 1,479,452 shares of class C common stock of the Company to certain stockholders in accordance with anti-dilutive provisions of a stockholders' agreement (see Note 9).

             Consulting Agreement

             During 1999, the Company entered into an oral agreement with Digital, a corporation that is partially-owned by one of the Company's significant stockholders, to continue to provide software and systems integration consultation services. Digital will receive $50,000 per month through completion of the proprietary software development.

Note 12 - Interim Periods (Unaudited)

             In the opinion of the Company, the accompanying unaudited financial statements include all adjustments (which consist only of normally recurring items) necessary to present fairly the financial position as of March 31, 1999, and the results of operations and cash flows for the three months ended March 31, 1999 and the period from inception (January 14, 1998) to March 31, 1999. The results for the months ended March 31, 1999 and the period from inception (January 14, 1998) to March 31, 1999, are not necessarily indicative of the results to be expected for the year. Operations for the three months ended March 31, 1998 and the Company's financial position at March 31, 1998 were not significant.

         No dealer, salesman or any other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of this date.

                                TABLE OF CONTENTS
                                                        Page
                                                        ----
prospectus Summary ...................................    6
Summary Financial Information ........................   10
Risk Factors .........................................   11
Capitalization .......................................   21
Dilution .............................................   23
Management's Discussion and Analysis .................   24
Business .............................................   30
Industry Background ..................................   32
Management ...........................................   39
Executive Compensation Table .........................   40
Principal Stockholders ...............................   44
Description of securities ............................   46
shares Eligible for Future Sale ......................   46
Disclosure of Compensation Position on
 Indemnification for Securities Act Liabilities ......   46
Legal Matters ........................................   44
Experts ..............................................   47

                             YOUNETWORK CORPORATION

                          INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report ........................   F-1-F-2

Financial Statements:

        Balance Sheets ..............................   F-3

        Statements of Operations ....................   F-4

        Statement of Stockholders' Equity............   F-5

        Statements of Cash Flows ....................   F-6

Notes to Financial Statements .......................   F-7-F-14


Until , __ 1999 (25 days after the date of this prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as Representatives and with respect to their unsold allotments or subscriptions.

                           1,000,000 SHARES OF CLASS A
                                COMMON STOCK AND
                           1,000,000 SHARES OF CLASS B
                                  COMMON STOCK

                             YOUNETWORK CORPORATION


                                   PROSPECTUS
                               ____________, 1999

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         YouNetwork's Certificate of Incorporation, as amended, and Bylaws limit the liability of directors and officers to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, including gross negligence, except liability for: (i) breach of the directors' duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption, and
(iv) any transaction from which the director derives an improper personal benefit. Delaware law does not permit a corporation to eliminate a director's duty of care, and this provision of our Certificate of Incorporation has no effect on the availability of equitable remedies, such as injunction or rescission, based upon a director's breach of the duty of care.

         Insofar as indemnification for liabilities may be permitted to directors, officers and controlling persons of YouNetwork pursuant to the foregoing provisions, or otherwise, YouNetwork has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

Corporation Takeover Provisions

           Section 203 of the Delaware General Corporation Law

           We are subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Under Section 203, certain "business combinations" between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless (i) the corporation has elected in its original certificate of incorporation not to be governed by Section 203 (we did not make such an election) (ii) the business combination was approved by the Board of Directors of the corporation before the other party to the business combination became an interested stockholder (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to render or vote stock held by the plan) or, (iv) the business combination was approved by the Board of Directors of the corporation and ratified by two-thirds of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during t he previous three years or who became an interested stockholder with the approval of the majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an "interested stockholder," transactions with an "interested stockholder" involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as a stockholder who, together with affiliates and associates, owns (or, within three years prior, did own) 15% or more of a Delaware corporation's voting stock. Section 203 could prohibit or delay a merger, takeover or other change in control of YouNetwork and therefore could discourage attempts to acquire YouNetwork.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC registration Fee                                                   $    280
Printing and Engraving Expenses                                        $ 20,000*
Legal Fees and Expenses (including blue sky fees and expenses)         $100,000*
Accounting Fees and Expenses                                           $ 25,000*
Transfer Agent's Fees and Expenses                                     $ 10,000*
Miscellaneous Expenses                                                 $  2,000*
                                                                       --------
  TOTAL                                                                $157,280*

*Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         The following gives effect to the 330,000 to 1 exchange of class C shares of common stock effected February 3, 1999, pursuant to an agreement and plan of merger between YouNetwork, Corp., a New York corporation and the Registrant, YouNetwork Corporation, a Delaware corporation. The purpose of the merger is to take advantage of the laws of the state of Delaware.

PRIVATE PLACEMENT.

         In March and April of 1999, YouNetwork sold 6,680,000 shares of its class C common stock for $1,488,000. The reason for the offering was to raise necessary additional capital to finance network expansion and equipment upgrades, and development costs in connection with our proprietary software, tracking. The offering was a private transaction exempt from registration. All investors are accredited.

         Pursuant to an agreement among YouNetwork, Dalia Silverman and Kleopatra Georgiades (the "Original Investors"), the Original Investors purchased from YouNetwork, for an aggregate purchase price of $200,000: (i) an aggregate of 8,910,000 shares of common stock (the "Purchased shares") representing 27% of the issued and outstanding common stock, on a fully diluted basis; and (ii) Options (the "Purchase Options") to purchase in the aggregate such number of shares of common stock, at nominal consideration, as shall equal, in the aggregate when added to the Purchased shares, 27% of the issued and outstanding common stock of YouNetwork on a fully diluted basis, immediately following the sale of additional common stock by YouNetwork in consideration of the first $400,000 of common stock sale proceeds received by YouNetwork following December 4, 1998.

         The proceeds from the sale of our shares to the Original Investors was used for software development in the approximate amount of $68,000, legal expenses in the amount of $10,000, and $122,000 to salaries, office expenses and general administrative costs. In March of 1999, the Original Investors exercised the Purchase Options following a private placement in March of 1999 for the sale of 4,630,000 shares of class C common stock by YouNetwork to certain accredited investors for consideration of $463,000. As a result of the exercise of the Original Investors respective Purchase Options, the Original Investors received 739,726 shares of YouNetwork class C common stock.

         The foregoing offerings were private transactions exempt from registration. All investors in these private transactions are accredited.

         Except as otherwise indicated, all exhibits listed below were filed with YouNetwork's initial filing, Form SB-2 on February 5, 1999.

ITEM 27. EXHIBITS

          Exhibit No.                      DESCRIPTION
          -----------                      ------------
             2.1*        agreement and plan of merger Agreement, dated
                         February 3, 1999, by and between YouNetwork Corp., a
                         New York corporation and YouNetwork Corporation, a
                         Delaware corporation.

             3.1*        Certificate of Incorporation of Registrant, as amended

             3.2*        By-laws of Registrant

             4.1*        Specimen certificate representing Registrant's class A Common
                         Stock

             4.2*        Specimen certificate representing Registrant's class B Common
                         Stock

             5.1***      Opinion of Silverman, Collura, Chernis & Balzano, P.C. with respect to legality of the securities of the Registrant being registered

            10.1*        Stockholders' Agreement, dated December 4, 1998

            10.2*        Stock and Warrant Purchase Agreement, dated December 4, 1998

            10.3*        Agreement between Muze, Inc. and YouNetwork , dated January
                         7, 1999

            10.4*        Agreement between Qwest International Inc. (a successor in interest to LCI International Telecom Corp.), dated March 6,
                         1998.

            10.5*        Agreement between Baker & Taylor, Inc. and YouNetwork, dated,
                         July 9, 1998.

            10.6*        1999 Stock Option Plan.

            10.7**       Master lease agreement between Leasing Technologies,
                         Inc and YouNetwork corporation, dated April 15, 1999.

            23.1***      Consent of Silverman, Collura, Chernis & Balzano, P.C.
                         (included in Exhibit 5.1)

            23.2**       Consent of Mahoney Cohen & Company, CPA, P.C.

            27*          Financial Data Schedule

             *   Previously filed
             **  Filed with this Amendment No. 3 to Form SB-2
             *** To be filed by amendment

ITEM 28. UNDERTAKINGS.

           (a)      Rule 415 offerings.

           The undersigned issuer hereby undertakes that it will:

           (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration Statement to:

                      (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration Statement; and

                      (iii) Includes any additional or changed material information on the plan of distribution. Provided, however, the paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration Statement is on Form S-3 or Form S-8, and the information required in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
                      Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration Statement.

                      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

           (b)      Request for acceleration of effective date.

           (1) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such court.

           (2) For determining liability under the Securities Act, treat the information in the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus file by the small business issuer under rule 424(b)(1), or (4) or 457(h) under the Securities Act as part of this registration statement as at the time the Commission declares it effective.

           (3) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on this Form SB-2 Amendment No. 2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York, on June 10, 1999.

                             YOUNETWORK CORPORATION


                              By: s/Kyle S. Taylor

                            Kyle S. Taylor, President

         Pursuant to the requirements of the Securities Act of 1933, this registration Statement has been signed by the following persons in their respective capacities with YouNetwork and on the dates indicated.


SIGNATURE                                  TITLE                                DATE
---------                                  -----                                -----
s/Kyle S. Taylor                          President,                            June 10, 1999
----------------------                    Director
Kyle S. Taylor

s/Don S. Senerath                         Chief Executive Officer,              June 10,  1999
----------------------                    Director
Don S. Senerath

S/Peter R. Silverman                      Director                              June 10, 1999
----------------------
Peter Silverman

         Except as otherwise indicated, all exhibits listed below were filed with YouNetwork's initial filing, Form SB-2 on February 5, 1999.

                                  EXHIBIT INDEX

            EXHIBIT
              NO.                     DESCRIPTION
            --------                  -----------
                2.1*        agreement and plan of merger Agreement, dated
                            February 3, 1999, by and between YouNetwork Corp., a
                            New York corporation and YouNetwork Corporation, a
                            Delaware corporation.

                3.1*        Certificate of Incorporation of Registrant, as amended

                3.2*        By-laws of Registrant

                4.1*        Specimen certificate representing Registrant's class A Common
                            Stock

                4.2*        Specimen certificate representing Registrant's class B Common
                            Stock

                5.1***      Opinion of Silverman, Collura, Chernis & Balzano, P.C. with respect to legality of the securities of the Registrant being registered

               10.1*        Stockholders' Agreement, dated December 4, 1998

               10.2*        Stock and Warrant Purchase Agreement, dated December 4, 1998

               10.3*        Agreement between Muze, Inc. and YouNetwork , dated January
                            7, 1999

               10.4*        Agreement between Qwest International Inc. (a successor in interest to LCI International Telecom Corp.), dated March 6,
                            1998.

               10.5*        Agreement between Baker & Taylor, Inc. and YouNetwork, dated,
                            July 9, 1998.

               10.6*        1999 Stock Option Plan.

               10.7**      Master lease agreement between Leasing Technologies, Inc and
                           YouNetwork  corporation, dated April 15, 1999.

               23.1***      Consent of Silverman, Collura, Chernis & Balzano, P.C.
                            (included in Exhibit 5.1)

               23.2**       Consent of Mahoney Cohen & Company, CPA, P.C.

               27*          Financial Data Schedule

             -----------
             *     Previously filed
             **   Filed with this Amendment No. 3 to Form SB-2
             *** To be filed by amendment




70